Exhibit 2.1

PURCHASE AGREEMENT

by and among

SGGH, LLC,

SIGNATURE GROUP HOLDINGS, INC.

NORTH AMERICAN BREAKER CO., LLC,

NABCO HOLDING COMPANY, LLC

and

NORTH AMERICAN BREAKER CO., INC.

___________________________

Dated as of January 9, 2015

___________________________

i

ii

iii

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EXHIBITS

Exhibit A	–	Certain Definitions

Exhibit B	–	Escrow Agreement

SCHEDULES

Part 1.4(a)	–	Target Net Working Capital
Part 2.4	–	Absence of Restrictions and Conflicts; Required Consents
Part 2.5	–	Capitalization
Part 2.6	–	Company Financial Statements
Part 2.6(d)	–	No Undisclosed Liabilities
Part 2.7	–	Absence of Changes
Part 2.10(a)	–	Bank Accounts; Receivables
Part 2.11(a)	–	List of Real Property
Part 2.11(b)	–	List of Leased Real Property
Part 2.11(d)	–	Real Property Encumbrances, Decrees, Restrictions
Part 2.12(b)	–	Personal Property
Part 2.13(a)	–	Company Registered Intellectual Property
Part 2.13(b)	–	Intellectual Property
Part 2.13(c)	–	Company Proprietary Software
Part 2.13(d)	–	List of Products or Services that have infringed upon a third party’s Intellectual Property rights
Part 2.13(f)	–	Outstanding Actions re Intellectual Property
Part 2.14(a)	–	List of Certain Contracts
Part 2.14(b)	–	List of Verbal Contracts
Part 2.15(a)	–	Non-Compliance with Applicable Laws
Part 2.15(b)	–	List of Governmental Authorizations
Part 2.16	–	Tax Matters
Part 2.16(g)	–	Federal, State, Local and Non-U.S. Tax Returns
Part 2.16(k)	–	Tax Allocation/Sharing Agreements
Part 2.16(l)	–	Affiliated Group / Liability Under Treasury Reg. 1.1502-6
Part 2.17(a)	–	Company Benefit Plans
Part 2.18	–	Employee Matters
Part 2.20	–	Environmental Matters
Part 2.21	–	Insurance Policies and Fidelity Bonds
Part 2.22	–	Related Party Transactions
Part 2.23(a)	–	List of Current/Pending/Threatened Legal Proceedings
Part 2.23(b)	–	Orders and Judgments Entered against the Company
Part 2.24	–	List of Customers and Suppliers
Part 2.25(a)	–	Product Warranties
Part 2.30(c)	–	Products Subject to EAR and With an ECCN Other Than EAR99
Part 5.5(e)	–	Encumbrances
Part 5.6	–	Company Debt

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PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into as of January 9, 2015 (“Agreement Date”), by and among SGGH, LLC, a Delaware limited liability company (the “Seller”), SIGNATURE GROUP HOLDINGS, INC., a Delaware corporation (the "Parent"), NORTH AMERICAN BREAKER CO., LLC, a California limited liability company (the “Company”), and NABCO HOLDING COMPANY, LLC, a Delaware limited liability company (the “Purchaser”), and NORTH AMERICAN BREAKER CO., INC., a New Brunswick corporation (the “Canadian Purchaser”).  Certain capitalized terms used herein are defined in Exhibit A.

Recitals

Whereas, Seller owns all of the issued and outstanding membership interests of the Company (the “Interests”);

Whereas, Parent owns all of the issued and outstanding membership interests of the Seller; and

Whereas, upon the terms and conditions set forth herein, (i) the Company proposes to sell the Canadian Assets to the Canadian Purchaser, and (ii) Seller proposes to sell to the Purchaser and the Purchaser proposes to purchase from Seller, all of the Interests in exchange for the consideration set forth herein;

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1
DESCRIPTION OF TRANSACTION

1.1	Agreement to Purchase and Sell.

(a)     Canada Asset Purchase.  Subject to the terms and conditions hereof, at the Closing, immediately prior to the acquisition of the Interests, the Company will sell, transfer and assign to the Canadian Purchaser, and the Purchaser shall cause the Canadian Purchaser to purchase and accept from the Company, all of Canadian Assets, free and clear of all Encumbrances (the “Canadian Sale”).

(b)     E-Commerce Initiative.  Effective as of the Closing, the Seller and the Parent hereby convey any and all right, title and interest they may have with respect to the e-commerce initiative of the Company and any assets and Intellectual Property related thereto.

(c)     Purchase and Sale of the Interests.  Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Seller all right, title and interest in and to the Interests, free and clear of all Encumbrances.

1.2  Purchase Price.  The aggregate amount to be paid for the Interests and the Canadian Assets (the “Purchase Price”) shall be seventy eight million dollars ($78,000,000), which amount is subject to adjustment in accordance with Section 1.4.  Purchaser shall pay or cause to be paid the Purchase Price at the Closing in the following order:

(a)     Payments to the holders of Company Debt in such amounts as are necessary to satisfy in full all Company Debt.  For purposes of this Agreement, "Company Debt" shall mean, without duplication, any of the

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following:  (i) all obligations of any Company Party for borrowed money or in respect of loans or advances (including principal and interest); (ii) all obligations of any Company Party to make or maintain deposits of any kind with any third party; (iii) all obligations of any Company Party evidenced by bonds, debentures, notes or other similar instruments; (iv) all reimbursement obligations in respect of letters of credit, bankers' acceptances or performance bonds issued for the account of any Company Party; (v) all lease liabilities of any Company Party capitalized or required to be capitalized on the books and records of a Company Party in accordance with GAAP; (vi) all obligations of any Company Party issued or assumed as the deferred purchase price of property or services (including earn outs or other contingent payments, but excluding obligations of a Company Party to creditors for services and supplies incurred in the ordinary course of business consistent with past practice); (vii) all direct or indirect obligations of any Company Party under interest rate, currency or commodity derivatives or hedging transactions (valued in accordance with GAAP); (viii) all guarantees and arrangements having the economic effect of a guarantee of any Company Party in connection with any of the foregoing; (ix) any accrued interest, prepayment premiums, penalties, fees and expenses related to any of the foregoing; (x) any obligations of one Company Party to another Company Party or to a Related Party or to Seller, Parent or any of their respective Affiliates; (xi) the aggregate value of vacation and other paid time off to which each employee of any Company Party is entitled in excess of the amount (if any) included in the Final Working Capital Schedule for periods prior to and including the Closing Date; (xii) any bonus or other incentive compensation that has been earned but not yet paid to any employee of any Company Party, together with any incentive compensation that would be payable to an employee of a Company Party under an incentive compensation plan maintained by such Company Party if the fiscal year of such Company Party for these purposes is deemed to have begun on January 1, 2015 and ended on the Closing Date; and (xiii) any liabilities of any Company Party classified as non-current liabilities in accordance with GAAP as of the Closing Date.  Seller shall cause the Company Parties to obtain such releases, termination statements and other documentation required by Purchaser to confirm the termination of all documentation relating to the Company Debt.

(b)     Payments in such amounts as are necessary to satisfy in full all unpaid Company Expenses.  For purposes of this Agreement, "Company Expenses" means, without duplication, all fees and expenses incurred by or on behalf of any Company Party or (to the extent that any Company Party is responsible for such fees and expenses) Seller in connection with or otherwise relating to or incurred in preparation for the transactions contemplated by this Agreement, including the negotiation, preparation or execution of this Agreement and the other Related Agreements and the performance or consummation of the transactions contemplated hereby and thereby, including without limitation:  (i) any settlement of outstanding equity compensation, stay bonus, transaction bonus, severance pay or other amount payable to any employee, director, consultant or other service provider of any Company Party as a result of the transactions contemplated hereby (and the employer portion of any payroll and associated employment or similar Taxes); (ii) any fees of counsel, accountants, investment bankers, brokers, finders and other professional advisors, including without limitation FocalPoint Partners, LLC and Sagent Advisors, LLC, to the extent not satisfied prior to the Closing Date; (iii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Person, including any foreign, federal, state or local governments or governmental agencies or third parties on behalf of any Company Party; and (iv) any fees or expenses associated with obtaining the release and termination of any Encumbrances.  If any Company Expenses are not satisfied in full as of the Closing Date, then Seller (and not the Company or the Purchaser) shall be responsible for paying, and shall pay, all such Company Expenses promptly following the Closing Date, provided, for the avoidance of doubt, that to the extent possible all Company Expenses shall be paid directly by the Company and otherwise shall be deemed to have been paid by the Company for U.S. federal income tax purposes.

(c)     $3,900,000 shall be paid by Purchaser in immediately available funds (together with all earnings thereon, the "Escrow Fund") to BNY Mellon, National Association (the "Escrow Agent"), to be held

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or disbursed in accordance with the terms of an Escrow Agreement in substantially the form of Exhibit B (the "Escrow Agreement"), provided, that any Taxes payable in respect of income earned by the Escrow Fund shall be solely the responsibility of Seller.

(d)     The balance of the Purchase Price following satisfaction of amounts payable under Section 1.2(a), 1.2(b) and 1.2(c) shall be paid (i) by delivery of immediately available funds by the Canadian Purchaser to the Company in the amount of $779,370 and (ii) the remaining balance to Seller in the form of a demand promissory note of the Purchaser in favor of the Seller (it being understood and agreed that immediately upon the Closing, the Seller shall have been deemed to have demanded payment thereunder and, immediately upon such demand, the Purchaser shall pay, or shall cause to be paid, an amount equal to the principal amount of such note to the Seller in immediately available funds to an account designated by Seller in writing at least one (1) Business Day prior to the Closing Date).

1.3	Allocation of Purchase Price.

(a)     Within ninety (90) days after the Closing Date or thirty (30) days following the determination of the Working Capital Adjustment (whichever is later), Purchaser shall deliver to Seller an allocation of the Purchase Price (together with liabilities treated as assumed by Purchaser for federal income tax purposes and other capitalized costs) among the assets of the Company and the Canadian Assets in accordance with Section 1060 of the Code and the rules and regulations promulgated by the Treasury Department (the “Proposed Asset Allocation”).  Seller will have the right to object to any item in the Proposed Asset Allocation within thirty (30) days of the delivery of the Proposed Asset Allocation.  If Seller does not object to the Proposed Asset Allocation, then the Proposed Asset Allocation will become the final allocation for purposes of Section 1060 of the Code (such final allocation or a final allocation determined by the Accounting Referee pursuant to this Section 1.3(a) referred to herein as the “Final Asset Allocation”).  If Seller objects to any item in the Proposed Asset Allocation, Seller and the Purchaser shall cooperate in good faith to resolve the dispute within thirty (30) days.  If, at the end of such 30-day period, Seller and the Purchaser are unable to resolve the dispute, then the dispute shall be referred to the Accounting Referee for resolution.  The Purchaser shall bear and pay a percentage of the fees and expenses of the Accounting Referee that is equal to the percentage of the total dollar amount of changes to the Proposed Asset Allocation proposed by Seller that are successful, and Seller shall bear and pay a percentage of the fees and expenses of the Accounting Referee that is equal to the percentage of the total dollar amount of changes to the Proposed Asset Allocation proposed by Seller that are not successful, in each case, as determined by the Accounting Referee.  The determination of the Accounting Referee shall be set forth in a written statement delivered to the parties and shall be final, conclusive and binding on the parties, absent fraud or manifest error.

(b)     The Final Asset Allocation will be binding on Seller and the Purchaser for all Tax purposes.  Seller and the Purchaser shall not and shall cause their Affiliates not to take any position on any Tax Return, in connection with any Action relating to Taxes, or otherwise, that is inconsistent with the Final Asset Allocation, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.  The parties shall cooperate in good faith to amend the Final Asset Allocation to account for any subsequent adjustments to the Purchase Price, and any such amendment shall be made in a manner that is consistent with the methodology applied to prepare the Final Asset Allocation.

1.4	Adjustment of Purchase Price.

(a)     Three (3) days prior to the Closing Date, Seller shall deliver to Purchaser the Estimated Working Capital Schedule and the Estimated Closing Cash Schedule, which shall be signed by an executive

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officer of the Company.  At the Closing, the Purchase Price will be adjusted on a dollar-for-dollar basis as follows:  (i) if Estimated Net Working Capital exceeds Target Net Working Capital, then the Purchase Price will be increased by the amount of such excess and such excess shall be delivered by Purchaser to Seller; if Estimated Net Working Capital is less than the Target Net Working Capital, then the Purchase Price will be decreased by the amount of such deficiency; and (ii) the Purchase Price will be increased by the amount of Closing Cash set forth on the Estimated Closing Cash Schedule, up to a maximum of $150,000 (the "Estimated Closing Cash Adjustment").

(b)     Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a schedule setting forth the Purchaser's determination of the amount of the Closing Cash and its calculation of any Closing Cash Deficit/Surplus, and the Working Capital Schedule and its calculation of the Working Capital Deficit/Surplus, if any, based thereon, which shall reflect (i) the amount by which the Closing Net Working Capital is less, or greater, than the Target Net Working Capital, and (ii) the amount of the Working Capital Deficit/Surplus, if any.  The Working Capital Schedule shall be prepared in accordance with GAAP.  Purchaser shall provide Seller and its Representatives with reasonable access, during regular business hours, to the books, records and accounts of the Company on which the Purchaser's Working Capital Schedule was based to enable Seller and its Representatives to review the Purchaser’s calculation of the Working Capital Schedule.

(c)     Seller shall have thirty (30) days following the date it receives the Purchaser's Working Capital Schedule delivered pursuant to Section 1.4(b) to notify Purchaser of any good faith dispute of any item contained in Purchaser's Working Capital Schedule or determination of Closing Cash, which notice shall set forth in reasonable detail the basis for such dispute.  In reviewing the Seller's dispute, Purchaser and its Representatives shall have reasonable access during regular business hours to the books, records and work papers of Seller and its Representatives that relate to the matters identified in Seller's written dispute notice.  Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible.  Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Seller and the calculation of the Working Capital Deficit/Surplus, if any, based thereon, and the calculation of the Closing Cash Deficit/Surplus, if any, shall be final and binding on the parties.  In the event Seller does not notify Purchaser of any such dispute within such thirty (30)-day period or Seller notifies Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule and the calculation of the Closing Cash delivered pursuant to Section 1.4(b) shall constitute the Final Working Capital Schedule and the final Closing Cash amount and the Purchaser’s calculation of the Working Capital Deficit/Surplus, if any, based thereon, and the Closing Cash Deficit/Surplus, if any, shall be final and binding upon the parties.

(d)     In the event Purchaser and Seller are unable to resolve any dispute regarding the Working Capital Schedule or the Purchaser's calculation of Closing Cash delivered pursuant to Section 1.4(b) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute may be submitted by either Purchaser or Seller to the Accounting Referee.  In resolving any such dispute, the Accounting Referee shall consider only those items and amounts disputed by Seller in its written notice to Purchaser provided pursuant to Section 1.4(c) that Seller and Purchaser have not been able to resolve.  The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Deficit/Surplus, if any, based thereon, or the Closing Cash Deficit/Surplus, if any, shall be final and binding on the parties to this Agreement.  Each of Purchaser and Seller will be afforded the opportunity to present to the Accounting Referee any materials and position papers related solely to the items and amounts in dispute and to discuss such items and amounts in dispute with the Accounting Referee; provided, that no party shall initiate discussions with the Accounting Referee without the other party being given an opportunity to participate in such discussion and each party shall

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provide the other party with copies of any such materials provided to the Accounting Referee.  Purchaser and Seller shall make available to the Accounting Referee all relevant work papers, books and records relating to the calculations submitted and all other information reasonably requested by the Accounting Referee.  In making its determination, the Accounting Referee shall (A) be bound by the terms and conditions of this Agreement, including without limitation, the definition of Closing Net Working Capital and the terms of this Section, and (B) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Purchaser or Seller or that is less than the lowest value for such amount claimed by either Purchaser or Seller.  The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.

(e)     The costs and expenses of the Accounting Referee shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if Seller contests only five hundred dollars ($500) of the Closing Net Working Capital amount claimed by Purchaser, and if the Accounting Referee ultimately resolves the dispute by awarding Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Referee will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Purchaser. Prior to the Accounting Referee's determination of the disputed items referred to it, (i) Purchaser, on the one hand, and Seller, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Accounting Referee; and (ii) during the engagement of the Accounting Referee, the Accounting Referee will bill fifty percent (50%) of the total charges to each of Purchaser, on the one hand, and Seller, on the other hand.  In connection with the Accounting Referee's determination of the disputed items, the Accounting Referee shall also determine, pursuant to the terms of the first and second sentences of this subsection (e), and taking into account all fees and expenses already paid by each of Purchaser, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between Purchaser and Seller, which such determination, absent manifest error, shall be conclusive and binding upon the parties hereto. The determination of the Accounting Referee shall be final, conclusive and binding on Purchaser and Seller.

(f)     Within five (5) Business Days following the determination of the Final Working Capital Schedule and the amount of Closing Cash in accordance with the provisions of this Section 1.4, Seller shall pay to the Purchaser, or the Purchaser shall pay to Seller, an amount equal to the Working Capital Deficit/Surplus and the Closing Cash Deficit/Surplus, as applicable.

1.5   Withholding.  Purchaser, the Escrow Agent, and their respective Affiliates, agents, or designees shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, the Escrow Agreement or any other agreement relating to the transactions contemplated by this Agreement, such amounts that are required to be deducted and withheld under the Code, or any provision of state, local or foreign applicable Law with respect to the making of such payments, subject to the Seller’s provision to the Purchaser of an opinion of nationally recognized Tax counsel, ,upon which Purchaser, and any Affiliate, agent or designees of Purchaser shall expressly be permitted to rely, that such withholding will not apply and Seller’s and Purchaser's joint and several agreement to indemnify and hold harmless Purchaser or any Affiliate, agent or designee (as the case may be) from any Losses incurred for failure to withhold in reliance on such opinion.  To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the other relevant agreements as having been paid to the person with respect to which such withholding was made.

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SECTION 2
Representations and Warranties REGARDING THE SELLER, THE PARENT AND THE COMPANY PARTIES

Except as set forth on the Disclosure Schedule (which shall qualify the representations and warranties of the Company and Seller set forth in this Section 2 and which shall be organized in Parts corresponding to the numbering in this Section 2 with disclosures in each Part specifically corresponding to a particular Section and Subsection of this Section 2), Seller and the Parent, severally, but not jointly, hereby represent and warrant to the Purchaser as follows, as of the date hereof and as of the Closing Date:

2.1	Organization; Standing and Power; Subsidiaries.

(a)     Each of Company and Componentes Eléctricos Ilimitados de América SA de CV, formerly known as North American Breakers Company de Mexico S.A. de C.V., an entity organized under the laws of Mexico ("NABCO Mexico", and together with the Company and any other Subsidiary of the Company, each a "Company Party" and collectively, the "Company Parties") is duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of formation.  Each Company Party has all corporate or equivalent organizational power and authority necessary to own or lease their respective properties and assets and to carry on their respective business as presently conducted in all material respects.  Each of the Seller and the Parent is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Seller and the Parent has all corporate or equivalent organizational power and authority necessary to own or lease their respective properties and assets and to carry on their respective business as presently conducted in all material respects.

(b)     Each Company Party and each of the Parent and the Seller is duly qualified to do business and is in good standing (where such concept is applicable) in each jurisdiction where the nature of their respective business or the ownership of their respective assets makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Company, Parent and Seller to enter into and perform their obligations under this Agreement.

2.2  Certificate of Formation and Operating Agreement; Records.  The Seller and the Parent have delivered to the Purchaser accurate and complete copies of the Constituent Documents of each Company Party.  There have been no formal meetings or actions by written consent of the equity owners of any Company Party, the board of directors or other equivalent governing body of any Company Party or any committee of such governing body of any Company Party that are not substantially reflected in the Constituent Documents.  There has not been any material violation of the Constituent Documents, and no Company Party has taken any action that is materially inconsistent with such Company Party's Constituent Documents.  The execution, delivery or performance by the Company, the Seller or the Parent of this Agreement or any Seller Related Agreement to which it is a party shall not conflict with or result in a violation of any of the provisions of any of the Constituent Documents of any Company Party or of the Seller or the Parent.  The books of account, Interests records, minute books and other Constituent Documents of each Company Party that have been delivered to Purchaser are accurate and complete in all material respects, and have been maintained in accordance with all applicable Laws.

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2.3	Authority; Binding Nature of Agreement.

(a)     The Company has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and Seller Related Agreements to which it is a party, and the execution, delivery and performance by the Company of this Agreement and the Seller Related Agreements to which it is a party have been duly authorized by all necessary action on the part of the Company.  This Agreement has been, and on the Closing Date the Seller Related Agreements to which the Company is a party will be, duly and validly executed and delivered by the Company, and constitute (or upon such execution and delivery will constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)     Each of the Seller and the Parent has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Seller Related Agreement to which it is a party, and the execution, delivery and performance by each of the Seller and the Parent of this Agreement and the Seller Related Agreements to which it is a party have been duly authorized by all necessary action on the part of the Seller and the Parent and their respective boards of directors.  Without limiting the foregoing, neither the Parent's Constituent Documents nor any Law applicable to the Parent, its capital stock or its stockholders require approval of the Parent's stockholders for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of the Seller and the Parent, enforceable against each of the Seller and the Parent in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

2.4  Absence of Restrictions and Conflicts; Required Consents.  Except as set forth in Part 2.4 of the Disclosure Schedule, neither (1) the execution, delivery or performance by the Company, the Seller or the Parent of this Agreement or any of the Seller Related Agreements to which it is a party, nor (2) the consummation of the transactions contemplated by this Agreement or any of the Seller Related Agreements to which the Company, the Seller or the Parent is a party, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)     contravene, conflict with or result in a violation of any Governmental Authorization or order, writ, judgment, award, injunction or decree issued by any Governmental Body, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement;

(b)     contravene, conflict with or result in a material violation or breach of, or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, any provision of any Company Contract, or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Company Contract; or

(c)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any Company Party or any of the Interests.

Except as set forth in the Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company, the Parent or Seller of this Agreement, or (ii) the consummation of any of the other transactions contemplated by this Agreement, except as would not have a material adverse effect on the Company’s operations, or on the ability of the parties hereto to execute this Agreement and consummate the transactions contemplated thereby.

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2.5	Capitalization.

(a)     Part 2.5 of the Disclosure Schedule sets forth the number of securities of each Company Party which are issued and outstanding and the ownership of such securities.  As the sole member of the Company, Seller has good and valid title to, and record and beneficial ownership of, the Interests, and the Interests are fully paid and non-assessable and are free and clear of all Encumbrances.  The Company owns ninety-nine percent of the equity ownership interests of NABCO Mexico (the "NABCO Mexico Interests", and together with the Interests, collectively, the "Securities").  The Company has good and valid title to, and record and beneficial ownership of, the NABCO Mexico Interests, and the NABCO Mexico Interests are fully paid and non-assessable and are free and clear of all Encumbrances.  The Interests constitute all of the issued and outstanding membership or equity interests of the Company and the NABCO Mexico Interests constitute all of the issued and outstanding equity interests of NABCO Mexico held by the Company.  One percent of the equity ownership interests of NABCO Mexico are owned by Laura Contreras (the "Other NABCO Mexico Interests"), and to the Knowledge of the Company, Laura Contreras has good and valid title to, and record and beneficial ownership of, the Other NABCO Mexico Interests, and the Other NABCO Mexico Interests are fully paid and non-assessable and are free and clear of all Encumbrances.  Other than the Interests owned by Seller, the NABCO Mexico Interests owned by the Company and the Other NABCO Mexico Interests, no Person owns any other equity security of any Company Party or any option, warrant, right, call, commitment or right of any kind to acquire or to have any such equity security issued.  All of the Securities were issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the applicable Constituent Documents and applicable Contracts.

(b)     No Company Party has any:  (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of any Company Party (or any phantom or equity rights, interests in earnings or profits of any Company Party or any other rights to receive an amount in cash or other property determined by the amount or value of the equity securities of any Company Party); (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of any Company Party; (C) Contract under which any Company Party is or may become obligated to sell or otherwise issue any other securities of any Company Party; or (D) condition or circumstance affecting any Company Party that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of such Company Party (clauses (A) through (D) above, collectively “Company Rights”).  No Company Party has issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by a Company Party.

(c)     No Company Party is a party to or bound by any, and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Securities.

(d)     No Company Party is currently, nor has any Company Party ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

(e)     Other than the NABCO Mexico Interests, no Company Party owns any stock, partnership interest, joint venture interest or other equity interest or investment interest in any other Person.

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2.6	Company Financial Statements.

(a)     Part 2.6 of the Disclosure Schedule includes accurate and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)   The audited balance sheets of the Company as of December 31, 2011, December 31, 2012 and December 31, 2013 (the “Balance Sheets”), and the related audited statements of income, the sole member’s equity and cash flow for the period then ended; and

(ii)   the unaudited balance sheet of the Company as of December 31, 2014 (the “Unaudited Interim Balance Sheet”) and the related unaudited statements of income, the sole member’s equity and cash flow for the twelve months then ended.

(b)     Each Company Financial Statement:  (i) is complete and correct in all material respects and has been prepared in conformity with (A) the books and records of the Company Parties and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents, the financial condition of the Company Parties as of such dates and the results of the Company Parties’ operations, changes in the sole member’s equity and cash flows for the periods then ended, except that the unaudited Company Financial Statements (x) are subject to normal recurring year-end audit adjustments, none of which will individually or in the aggregate be material, and (y) do not contain all footnotes thereto which may be required in accordance with GAAP.  No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)     The books and records of the Company Parties (A) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (B) are complete and correct in all material respects.  Each Company Party maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)     Except as set forth in Part 2.6(d) of the Disclosure Schedule, the Company Parties have no material Liabilities of any nature (whether accrued, contingent, absolute, matured, unmatured, determined, determinable or otherwise), other than (i) Liabilities as are reserved against or reflected in the Company Financial Statements (none of which is a Liability resulting from noncompliance with any applicable Law, breach of Contract, breach of warranty, tort, infringement or other proceeding), and to the Knowledge of the Company, no Company Party has any Liability of a nature not otherwise required by GAAP to be reserved against or reflected in the Company Financial Statements, (ii) result from the obligations of the Company under this Agreement, or (iii) which are ongoing obligations of the Company under any Contract (other than any obligations which result from any breach of any Contract).  As used in this Agreement, an action taken by a Person will be deemed to have been taken in the "ordinary course of business" of such Person only if that action (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the

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ordinary course of the normal, day-to-day operations of other similarly-situated Persons that are in the same line of business as such Person.

2.7	Absence of Changes.

(a)     Since January 1, 2014, except as set forth in Part 2.7(a) of the Disclosure Schedule:

(i)   no Company Material Adverse Effect has occurred, and, to the Knowledge of the Company, no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have such a Company Material Adverse Effect;

(ii)   no Company Party has sold, issued or authorized the issuance of (A) any other securities of a Company Party, or (B) any Company Rights;

(iii)   no party to any material Company Contract has given to a Company Party written notice, and to the Knowledge of the Company, no party to any material Company Contract has given to a Company Party verbal notice, of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with a Company Party;

(iv)   there has been no amendment to any of the Constituent Documents of any Company Party, and no Company Party has effected or been a party to any Acquisition Transaction;

(v)    no Company Party has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(vi)     no Company Party has (A) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or indebtedness, in each case, that exceeds $50,000, or (B) increased by more than $50,000 any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practices);

(vii)     no Company Party has changed any of its methods of accounting or accounting practices in any material respect;

(viii)   there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(ix)     no Company Party has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

(x)     no Company Party has taken or committed to take any actions that would be prohibited by Section 4.1(b) if taken between the date of this Agreement and the Closing Date; and

(xi)     no Company Party has committed to, or entered into any Contract or arrangement to do, any of the foregoing.

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(b)     Since the date of the Unaudited Interim Balance Sheet, except as set forth in Part 2.7(b) of the Disclosure Schedule:

(i)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any Company Party (whether or not covered by insurance);

(ii)    no Company Party has made any capital expenditure which exceeds $50,000 individually or $100,000 in the aggregate;

(iii)     no Company Party has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is a material Contract, (ii) entered into or permitted any of the assets owned or used by it to become bound by any Contract other than in the ordinary course of business, consistent with past practice, or (iii) amended or prematurely terminated, or waived any material right or remedy under, any Company Contract; and

(iv)     no Company Party has threatened, commenced or settled any Legal Proceeding; and

(v)     no Company Party has committed to, or entered into any Contract or arrangement to do, any of the foregoing.

2.8	Title to and Sufficiency of Assets.

(a)     Each Company Party has good, valid, transferable and marketable title to, or valid leasehold interests in, all of their properties and assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)     The property and other assets owned by each Company Party or used under enforceable Contracts or licenses constitute all of the material properties and assets (whether real, personal or mixed and whether tangible or intangible) reasonably necessary and sufficient to permit such Company Party to conduct its business after the Closing in accordance with their past practices and as presently planned to be conducted.  All business of the Company Parties as currently conducted and planned to be conducted is conducted by and through the Company and NABCO Mexico.

2.9  Inventory.  Except as disclosed on the Unaudited Interim Balance Sheet, all of the inventory of each Company Party (a) was new when acquired and is a genuine and unaltered product of the manufacturer of such item of inventory, (b) is reasonably sufficient for the operation of their respective businesses in the ordinary course consistent with past practice, (c) is of a quality and quantity usable or saleable in the ordinary course of business and is free of any known defect or deficiency, and (d) is valued on the books and records of such Company Party using a moving cost average methodology, consistent with past practice. No previously sold inventory is subject to returns materially in excess of those historically experienced by such Company Party.  No Company Party has, whether voluntarily or as a result of any action by any Governmental Body or by any trade or consumer group, recalled or withdrawn a product currently being sold or distributed or sold or distributed in the thirty-six (36) months by any Company Party for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of such products to treat such products in any manner other than in the ordinary course.

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2.10  Bank Accounts; Receivables.

(a)     Part 2.10(a) of the Disclosure Schedule provides accurate information with respect to each depositary, custodial, investment or similar account maintained by or for the benefit of each Company Party at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof, and the names of all persons authorized to make withdrawals therefrom.  No Company Party is engaged in "proprietary trading" of debt and equity securities, commodities, derivatives, or other financial instruments. "Proprietary trading" is defined as engaging as a principal for the trading account of a banking organization or supervised nonbank financial company in any transaction to purchase or sell, or otherwise acquire or dispose of any security; any derivative; any contract of sale of a commodity for future delivery; any option on any such security, derivative, or contract; or any other security or financial instrument determined to consist of proprietary trading by applicable Law.  "Trading account" means any account used for acquiring or taking positions in the proprietary trading of securities and instruments principally for the purpose of selling in the near term (or otherwise with the intent to resell in order to profit from short-term price movements), and any such other accounts as defined by applicable Law.  No Company Party sponsors or invests in, directly or indirectly, any "hedge fund" or "private equity fund" which include any issuer that is exempt from SEC registration under the Investment Company Act of 1940 based on Section 3(c)(1) or Section 3(c)(7) along with any "similar fund" determined by applicable laws, rules or regulations.

(b)     Subject to reserves, all accounts receivable of each Company Party (a) are valid, existing and collectible in accordance with their terms; and (b) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business.  There are no material disputes regarding any such accounts receivable, except to the extent a Company Party has made explicit reserves against the potential inability of such Company Party to collect such receivables on the appropriate balance sheets contained in the Final Working Capital Schedule.  Part 2.10(b) of the Disclosure Schedule sets forth the total amount of accounts receivable outstanding as of the date hereof, together with the aging of such receivables, from the due date thereof, based on the following schedule:  0‑30 days; 31-60 days; 61‑90 days; and over 90 days.

2.11	Real Property.

(a)    Except as disclosed in Part 2.11 of the Disclosure Schedule, no Company Party owns, nor has any Company Party ever owned, any real property, and no Company Party is obligated, nor does any Company Party have an option to, acquire an ownership interest in any real property.

(b)    Part 2.11(b) of the Disclosure Schedule includes a complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”).  The Seller and the Parent have made available to the Purchaser complete copies of all Leases.  No Company Party is a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and no Company Party is in material violation of any zoning, building or safety ordinance, regulation or Law applicable to such Leased Real Property.  With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; (ii) no Company Party, nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease; (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may

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be taken following the Closing, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; and (iv) no Company Party owes any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c)   No material damage or destruction has occurred with respect to any of the Real Property for which a Company Party may be liable.  The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair and in the condition required by the Leases, ordinary wear and tear excepted.

(d)    Except for the Permitted Encumbrances and except as set forth in Part 2.11(d) of the Disclosure Schedule, no Real Property is subject to (i) any Encumbrances, (ii) any decree or order of a Governmental Body (or, to the Knowledge of the Company, threatened or proposed decree or order of a Governmental Body), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

2.12	Personal Property.

(a)   All items of tangible personal property and assets of each Company Party (i) are free of material defects and in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) were acquired and are usable in the regular and ordinary course of business.  All of the tangible personal property and assets of the Company Parties are located at the Real Property.

(b)   No Person other than a Company Party owns any equipment or other tangible personal property or asset that is necessary to the operation of a Company Party’s business, except for the leased equipment, property or assets listed on Part 2.12(b) of the Disclosure Schedule.

2.13	Intellectual Property.

(a)   Part 2.13(a) of the Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Registered Intellectual Property.  The licensing by a Company Party of any Company Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)   Each Company Party owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with the operation and conduct of its business (including off-the-shelf software installed on a Company Party’s computers), all of which is set forth on Part 2.13(b) of the Disclosure Schedule (except for off-the-shelf software installed on a Company Party's computers).

(c)  Part 2.13(c) of the Disclosure Schedule sets forth a true, correct and complete list of the Company Proprietary Software.  Each Company Party has all right, title and interest in and to all Intellectual Property Rights in the Company Proprietary Software, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as permitted by applicable Contract or Law, no portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

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(d)   Except as set forth in Part 2.13(d) of the Disclosure Schedule, no Company Party nor any of a Company Party's products or services, has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party in any material manner.  To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property.

(e)    All Company Intellectual Property which a Company Party purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors, or other Persons who have executed appropriate instruments of assignment in favor of a Company Party as assignee that have conveyed to such Company Party ownership of all Intellectual Property rights in the Company Intellectual Property.  To the extent that any Company Intellectual Property  has been developed or created by a third party for a Company Party, such Company Party has a written agreement with such third party with respect thereto and such Company Party thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license  (sufficient  for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

(f)   Except as set forth in Part 2.13(f) of the Disclosure Schedule, no Company Party is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by a Company Party of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of a Company Party related thereto; provided, however, that off-the-shelf, shrink wrap software installed on a Company Party’s computers as specified in Part 2.13(b) shall be excluded for purposes of this Section 2.13(f).

2.14	Contracts.

(a)  Part 2.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which a Company Party is a party or under which a Company Party has continuing liabilities and/or obligations:

(i)   each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor that involves (or has involved in the last three years) at least $100,000 per year in compensation for services;

(ii)    each Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property, except for off-the-shelf software installed on a Company Party’s computers, or affecting a Company Party's ability to use or disclose any Intellectual Property;

(iii)   each Contract creating or involving any distribution, broker, dealer, marketing, joint services, representative, commission or sales agency arrangement or franchise relationship;

(iv)   each Contract relating to the creation of any material Encumbrance with respect to any asset of any Company Party;

(v)   Contracts (A) with any Customer or Supplier, (B) with any customer of any Company Party with pricing, discounts or benefits that change based on the pricing, discounts or benefits to other customers of a Company Party, including Contracts containing "most favored nation" provisions or (C) obligating a Company Party to make a minimum purchase or a requirements Contract;

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(vi)   any other Contract that (A) contemplates or involves (1) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (2) the purchase or sale of any product, or performance of services by or to a Company Party having a value in excess of $100,000 in the aggregate, (B) has a term of more than ninety (90) days and that may not be terminated by a Company Party (without penalty) within ninety (90) days after the delivery of a termination notice by a Company Party, and (C) is material to a Company Party, individually or in the aggregate;

(vii)   each Contract which (A) prohibits or restricts or limits in any way any Company Party from freely engaging in any business or competing with any Person anywhere in the world and during any period of time or (B) contains any covenant materially limiting the ability of a Company Party to solicit any current or former customer, supplier, employee or contractor of any other Person;

(viii)   each Contract for capital expenditures which require aggregate future payments in excess of $100,000;

(ix)   any joint venture, partnership, limited liability company or similar Contract to which a Company Party is party or has been party in the prior five years;

(x)   each Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xi)   each Contract that provides for indemnification by a Company Party of any Person with respect to, or the assumption of, any material Tax or environmental Liability;

(xii)   each guaranty, suretyship or other Contract providing for earn-outs or contingent payments by a Company Party in connection with any prior acquisition by a Company Party of any asset or business enterprise; and

(xiii)   each Contract of a Company pursuant to which the obligations of such Company Party are secured by a contractual Encumbrance;

(xiv)   each Contract of a Company Party upon which interests charges are customarily paid;

(xv)   each conditional sale or title retention Contract of a Company Party relating to any property purchased by a Company Party;

(xvi)   each Contract with a Governmental Body, or subcontract with a Person that holds either a prime contract with a Governmental Body or a subcontract (at any tier) under such a prime contract;

(xvii)   each Contract entered into since January 1, 2012 effecting the acquisition or disposition of (A) material assets or (B) a material portion of any business enterprise, whether by merger, consolidation, combination with or into any other Person, or other similar legal process, or by the acquisition of assets or capital stock or other equity interests of any other Person.

(b)    The Seller and the Parent have made available to the Purchaser accurate and substantially complete copies of all written Company Contracts.  There is no term, obligation, understanding or agreement that would modify any material term of a written Company Contract or any right or obligation of a party thereunder which is not reflected on the face of such Company Contract as provided by the Seller and the Parent to the Purchaser.  Part 2.14(b) of the Disclosure Schedule provides a reasonably accurate description of the

15

terms of each Company Contract that is not in written form.  Each Company Contract is valid and in full force and effect, is enforceable by the Company Party that is party thereto in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, and immediately after the Closing will continue to be legal, valid, binding and enforceable on identical terms.  The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the applicable Company Party that is party thereto, the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)     No Company Party has materially violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any Company Contract.

(d)     No event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract.  To the Knowledge of the Company, no Company Party has waived any of its material rights under any Company Contract.

(e)     No Company Party has received any written notice or, to the Company’s Knowledge, any verbal communication, regarding any actual or possible violation or breach of, or default under, any Company Contract.  No Person is renegotiating or has an ongoing right pursuant to the terms of any Company Contract to renegotiate any amount paid or payable to a Company Party under a Company Contract or any other material term or provision of a Company Contract.

(f)     The Company Contracts collectively constitute all of the Contracts reasonably necessary to enable each Company Party to conduct its business in the manner in which such businesses are currently being conducted.

2.15	Compliance with Laws; Governmental Authorizations.

(a)     Except as set forth in Part 2.15(a) of the Disclosure Schedule, each Company Party is, and to the Knowledge of the Company has at all times been, in material compliance with all applicable Laws.  No Company Party has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

(b)     Part 2.15(b) of the Disclosure Schedule identifies each Governmental Authorization held by a Company Party, and Seller and Parent have delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations.  The Governmental Authorizations held by each Company Party are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable such Company Party to conduct its business in the manner in which its business is currently being conducted.  Each Company Party is in material compliance with the terms and requirements of the respective Governmental Authorizations held by it.  No Company Party has received any written notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.  Part 2.15(b) of the

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Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

2.16	Tax Matters. Except as set forth in Part 2.16 of the Disclosure Schedule:

(a)   All material Tax Returns required to have been filed by any Company Party (whether by a Company Party individually or as part of a consolidated or combined group of which a Company Party is or was a member) through the date hereof in accordance with all applicable Laws have been duly filed and are true, correct and complete in all material respects.

(b)    All material Taxes, deposits and other payments due and owing by any Company Party (whether or not shown on any Tax Return) have been paid.

(c)     No Company Party currently is the beneficiary of any extension of time within which to file any Tax Return.

(d)     No claim has ever been made to the Company, Parent, or Seller by any Governmental Body in a jurisdiction where any Company Party does not file Tax Returns that such Company Party is or may be subject to taxation by that jurisdiction.

(e)     There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company Party.

(f)    No federal, state, local, or non-U.S. Tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller, Parent or any Company Party.  None of Seller, Parent, or any Company Party has received from any federal, state, local or non-U.S. Governmental Body, with respect to the Company or the Seller, any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to a Tax matter; or (iii) notice of deficiency or proposed assessment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against Seller or any Company Party.

(g)     Part 2.16(g) of the Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns filed by or with respect to each Company Party for taxable periods ending on or after December 31, 2011, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(h)    Seller and Parent have delivered to the Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company Party filed or received since January 1, 2011.

(i)     No Company Party is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law).

(j)    No Company Party has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k)     Except as set forth on Part 2.16(k) of the Disclosure Schedule, no Company Party is a party to or bound by any Tax allocation or sharing agreement.

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(l)    Except as set forth on Part 2.16(l) of the Disclosure Schedule, no Company Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return; or (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(m)  The amounts of Tax paid by the Company Parties, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual for deferred Taxes solely to reflect timing differences between book and Tax income) on the Unaudited Interim Balance Sheet, is adequate based on the tax rates and applicable Laws in effect to satisfy all material liabilities for Taxes of the Company Parties in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through December 31, 2014.

(n)   Each Company Party has withheld and paid (or has caused to be withheld and paid) all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, member or equity holder thereof or other third party.

(o)  There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof.

(p)  No Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.  None of the Purchaser or any Affiliate of the Purchaser shall be required to include any amount in income under Section 951 or 956 of the Code as a result of activities or transactions engaged in or assets held by NABCO Mexico on or prior to the Closing Date.

(q)   No Company Party has distributed stock or equity interests of another Person, or has had its stock or equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(r)     No Company Party is or has been a party to any "reportable transaction" as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(s)   No Company Party has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(t)  The Company has filed a timely and effective election to be treated as a corporation for U.S. federal and all relevant state and local income Tax purposes under Treasury Regulation Section 301.7701-3(c) (and any other relevant similar provisions of state or local income Tax Law).  The Company is properly treated as a corporation for U.S. federal, and all relevant state and local income Tax purposes.  The Company's election to be treated as a corporation was effective for all federal and relevant state and local income Tax purposes as of

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the date of the Company's formation.  The Company's election to be treated as a corporation did not qualify as change in its classification under Treasury Regulations Section 301.7701-3(c)(1)(iv) because the election was made (or deemed made) by a newly formed eligible entity effective on its date of formation.  The Company currently is eligible to file an election to change its classification to that of a Disregarded Entity in accordance with Treasury Regulations Section 301.7701-3 and any such election would not be restricted by the five-year limitation set forth in Treasury Regulations Section 301.7701-3(c)(1)(iv) or otherwise.

(u)   Provided the Check-the-Box Election is timely filed, the Company will be properly characterized as a Disregarded Entity on the Closing Date and will remain properly characterized as a Disregarded Entity up to and including the Closing.

(v)   NABCO Mexico has been properly treated as a corporation for U.S. federal income tax purposes since its date of formation and will be properly treated as a corporation for U.S. federal income tax purposes up to and including the Closing Date.

2.17	Employee Benefit Plans.

(a)   Part 2.17(a) of the Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.

(b)     With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Part 2.17(a) of the Disclosure Schedule, the Seller and the Parent have heretofore delivered to the Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws.

(c)   The records of the Company accurately reflect the employment or service histories of its Employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)     Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all Applicable Benefit Laws. The Company has performed and complied in all material respects with all of their obligations under or with respect to the Company Benefit Plans.  The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).  There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(e)     No Company Benefit Plan or ERISA Affiliate Plan (i) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) is a "defined benefit plan" (as defined in Section 3(35) of ERISA), (iii) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (iv) provides medical, health, life insurance or other welfare-type benefits to former employees of the Company or any ERISA Affiliate, except as required by Code Section 4980B of the Code and Section 601 et. seq. of ERISA, or (v) is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code or Section 457A of the Code or is a deferred compensation arrangement.

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(f)     All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.  Adequate reserves will be reflected on the Final Working Capital Schedule for any vacation, sick pay, and other paid time off (i) accrued but unearned or (ii) earned but unused, in each case as of the Closing Date by the Employees.

(g)   There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other  than a routine claim for benefits in accordance with such Company  Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered.  All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)    With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company  bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements.

(i)     No Company Party has any outstanding Liability under any of such Company Party's Company Benefit Plans for any self-insured or self-funded or under-funded claims.

(j)     The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in:  (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company; (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company; or (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company.

2.18	Employee Matters.

(a)     Part 2.18 of the Disclosure Schedule contains a list of all Employees as of the date hereof, and accurately reflects their salaries, any other compensation payable to them (including compensation payable or that may become payable after the Closing Date pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.  No Company Party has agreed to, nor is a Company Party required to make, whether pursuant to a Contract or otherwise, any increase in any salary or other compensation payable to any Employee beyond those amounts set forth on Part 2.18 of the Disclosure Schedule.  Each Company Party has paid or properly accrued in the ordinary course of business all wages and compensation due to their respective employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses and commissions.  Except as otherwise disclosed on Part 2.18 of the Disclosure Schedule, no Company Party is party to any employment, severance, retention, consulting or similar agreement with any Person.  No Employee has informed a Company Party, either orally or in writing, of any

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plans to terminate or materially alter his or her employment generally or as a result of the transactions contemplated hereby or otherwise, and no Employee has received, been made or promised an offer to join Parent, or an Affiliate of Parent or a business that may be competitive with the current or contemplated business of any Company Party.

(b)     Each Company Party has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets, Confidential Information and other confidential Intellectual Property used in connection with its business.  Each present and former employee of each Company Party with knowledge of or access to any Confidential Information has executed a contract containing provisions assigning all inventions or improvements related to the business of any Company Party to such Company Party.  Each present and former employee of each Company Party with knowledge of or access to any Confidential Information has executed a contract containing a confidentiality obligation limiting the use and disclosure of such Company Party's Confidential Information, trade secrets and other confidential Intellectual Property during and after their engagement or employment.

(c)    Each Company Party is, and has at all times been, in material compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment.  Correct and complete copies of all current written employee handbooks, policies, programs and arrangements of any Company Party have been provided by the Seller and the Parent to the Purchaser.

(d)   To the Knowledge of the Company, each Company Party has complied with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the "Immigration Act").  Without limiting the foregoing, (a) each "employee" (as that term is defined in the Immigration Act) of each Company Party is permitted to be so employed in the United States under the Immigration Act; (b) each Company Party has examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) each Company Party has completed and required each employee it has hired to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) each Company Party has retained each such completed Form I-9 for the length of time required under the Immigration Act; (e) no monetary penalties have been assessed against any Company Party for violation of Section 274(A) of the Immigration Act; (f) the "Public Access File" for all H-1B and E-3 employees of each Company Party is complete and accurate; (g) the Labor Condition Application requirements for all H-1B and E-3 employees of each Company Party have been and are being satisfied; (h) the PERM labor certification application requirements have been satisfied including the document retention requirement; (i) all applicable "prevailing wage" requirements have been satisfied; (j) there is no pending or, to the Knowledge of the Company threatened, investigation or enforcement action with respect to any Company Party by Immigration and Customs Enforcement, Department of Labor Wage and Hour Division or any other federal or state department or agency; and (k) there is currently no, and there has not been, any other sanction (for example, disbarment from the H-1B visa program) or fine assessed against any Company Party as a result of an immigration-related enforcement action.

2.19	Labor Matters.

(a)   No Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body.  No Company Party is party to or bound by any collective bargaining agreement or similar agreement with any labor organization.

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(b)    There is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind, unfair labor practice charges or complaints against any Company Party, or strikes, work stoppages, slow downs, walkouts, lockouts, or other material labor disputes and no such disputes have occurred within the past three (3) years.  No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to each Company Party.  To the Knowledge of the Company, there are, and within the past three (3) years have been, no union organizing activities or union representation questions, petitions or proceedings involving any employees or former employees of any Company Party.  The Company is in material compliance with all Labor Laws and within the past six (6) months, no Company Party has committed an unfair labor practice.  No Company Party has any reason to believe that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on such Company Party’s relations with its employees.

(c)    Since January 1, 2010, the Company has not effectuated (i) a “plant closing” (as defined in the WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Party or (ii) a “mass layoff” (as defined in the WARN) affecting any site of employment or facility of any Company Party.  No Company Party has been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign Law similar to the WARN.  No employee of any Company Party has suffered an “employment loss” (as defined in the WARN) in the ninety (90) days prior to the Agreement Date and the Purchaser will not incur any liability or obligation under the WARN if, during the ninety (90) day period immediately following the Closing Date, only terminations in the normal course occur.  No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between  a Company Party and any of its employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

2.20	Environmental Matters. Except as set forth in Part 2.20 of the Disclosure Schedule:

(a)     Each Company Party is in material compliance with all applicable Environmental Laws, which compliance includes the possession by such Company Party of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b)    No Company Party has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that such Company Party is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with a Company Party’s compliance with any Environmental Law in the future.

(c)    To the Knowledge of the Company, no current owner of any property leased or controlled by a Company Party has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or a Company Party is not in material compliance with any Environmental Law.

(d)  To the Knowledge of the Company, no environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by any Company Party (whether conducted by or on behalf of a Company Party or a third party, and whether done at the initiative of a Company Party or directed by a Governmental Body or other third party) have been issued or conducted during the past four years.  The

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Seller and the Parent have provided to the Purchaser true, correct and complete copies of all material, non-privileged reports, correspondence and memoranda in its possession relating to environmental matters.

(e)   No Company Party has entered into or agreed to enter into, or has any present intent to enter into, any  consent  decree or order, and no Company Party is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)  No Company Party has at any time been subject to any administrative or judicial proceeding pursuant to, or paid any material fines or penalties pursuant to, applicable Environmental Laws.  No Company Party is subject to any material claim, obligation,  liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of a Company Party or any of its employees, agents or representatives or arising out of the ownership, use, control or operation by a Company Party of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by a Company Party) from which any Material of Environmental Concern was Released.

(g)   No Company Party has manufactured, sold, marketed, installed or distributed products or items containing asbestos or silica.

2.21  Insurance.  Part 2.21 of the Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies and fidelity bonds for the current policy year relating to each Company Party and its respective Employees, officers and directors.  Each Company Party maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations.  No Company Party has received notice of termination or cancellation of any such policy.  No Company Party has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion.  There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which a Company Party has conducted its operations.  No Company Party has any obligation for retrospective premiums for any period prior to the Closing Date.  All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions.  No insurer has put a Company Party on notice that coverage will be denied with respect to any claim submitted to such insurer by such Company Party.  There are no claims by a Company Party pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.22  Related Party Transactions.  Except as set forth in Part 2.22 of the Disclosure Schedule, none of Seller, the Parent or any of their Affiliates, or any of the foregoing's respective Representatives, nor any Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of a Company Party.  Except as set forth under Part 2.22 of the Disclosure Schedule, none of Seller, the Parent or any of their Affiliates, or any of the foregoing's respective Representatives, nor any Related Party is indebted to a Company Party.  None of Seller, the Parent or any of their Affiliates, or any of the foregoing's respective Representatives, nor any Related Party has entered into, or has any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving a Company Party.  None of Seller, the Parent or any of their Affiliates, or any of the foregoing's respective Representatives, nor any Related Party, is competing, directly or indirectly,

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with a Company Party.  None of Seller, the Parent or any of their Affiliates, or any of the foregoing's respective Representatives, nor any Related Party has any claim or right against a Company Party (other than rights to receive compensation for services performed as an Employee).

2.23	Legal Proceedings; Orders.

(a)   Except as set forth in Part 2.23(a) of the Disclosure Schedule, there is no current or pending Legal Proceeding and no Person has commenced or, to the Knowledge or the Company, threatened to commence any Legal Proceeding (i) that involves a Company Party or any of the assets owned, used or controlled by a Company Party or any Person whose liability a Company Party may have retained or assumed, either contractually or by operation of law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, in a material manner, the transactions contemplated by this Agreement.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)     Except as set forth in Part 2.23(b) of the Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which a Company Party, or any of the assets owned or used by a Company Party, is subject.  To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of a Company Party.

2.24   Customers and Suppliers.  Part 2.24 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and Suppliers of each Company Party.  Each Company Party maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect a Company Party’s relations with any such Customer or Supplier.  No Company Party has received any notice and, to the Company’s Knowledge, no current customer or supplier intends to terminate or materially alter its business relations with any Company Party, either as a result of the transactions contemplated hereby or otherwise.  No Company Party has received any notice from any manufacturer of products that a Company Party presently sells or has sold during the preceding twelve (12) months that such manufacturer has any complaint or other issue with a Company Party's conduct of its business and sale of such products to third parties or has threatened to terminate or materially alter its business relations with such Company Party.

2.25   Product and Service Warranties.

(a)  Except as set forth in Part 2.25(a) of the Disclosure Schedule, no Company Party makes any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by a Company Party.  There is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty except for such as a Company Party may receive in the ordinary course of business, in a manner consistent with the historical experience of such Company Party.  All goods manufactured, sold, leased, licensed or delivered, or services provided by a Company Party have been in material conformity with all applicable contractual commitments and all express and implied warranties.

(b)   Adequate reserves for any expense to be incurred by a Company Party as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, a Company Party prior to the Closing will be reflected on the Final Working Capital Schedule, which reserves shall not exceed four percent (4%) of the trailing forty five (45) days of gross sales.

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2.26  Finder’s Fee.  Except with respect to the Company’s existing agreements with FocalPoint Partners LLC and Sagent Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of any Company Party, or officer, member, director or employee or Affiliate of any Company Party.

2.27  Disclosures; Cross-References.  If any part of the Disclosure Schedule discloses an item or information that is relevant to the disclosure required by another (other) part(s) of the Disclosure Schedule and it is reasonably apparent based on the substance of such disclosure that the item or information is relevant to such other part(s) of the Disclosure Schedule, then such item or information will be deemed to have been disclosed for purposes of such other part(s) of the Disclosure Schedule notwithstanding the omission of an appropriate cross-reference to such other part(s).

2.28  Conflict Minerals; Mining.  No Conflict Minerals are necessary to the functionality or production of or are used in the production of any product manufactured or contracted to be manufactured by any Company Party during the last three (3) years, or currently proposed to be manufactured by any Company Party or on such Company Party's behalf in the future.  "Conflict Minerals" has the meaning given in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder and includes, without limitation, (i) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; or (ii) any other mineral or its derivatives determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.  No Company Party owns any mines in the United States or engages, directly or indirectly, in any mining or related operations.

2.29  Anti-Corruption Laws; No Illegal Payments.

(a)    No Company Party nor any director, officer, manager, agent, employee, member or partner of a Company Party, has taken any action, directly or indirectly, that would result in: (i) a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, 15. U.S.C. § 78dd-2, and the rules and regulations thereunder (the "FCPA"), including without limitation making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or (ii) a violation by such Persons of any other applicable Law relating to bribery or corruption (the "Anti-Corruption Laws").  Each Company Party has conducted its business in compliance with the FCPA and the Anti-Corruption Laws and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  No Company Party nor any director, officer, manager, agent, employee, member or partner of a Company Party has paid, offered or promised to pay, or authorized the payment directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee (including any official or employee of any directly or indirectly government-owned or controlled entity), any Governmental Body or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person.

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(b)   No Company Party, nor, to the Knowledge of the Company, any Related Person, directly or indirectly, has on behalf of or with respect to a Company Party, (i) made any unlawful domestic or foreign political contributions, (ii) made any payment or provided services which were not legal to make or provide or which a Company Party or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (iii) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (iv) had any material transactions or payments which are not recorded in its accounting books and records or (v) had any off-book bank or cash accounts.

2.30  Customs and International Trade Laws; Export Compliance.

(a)   The operation by each Company Party of its business as conducted on the date hereof is in compliance with all Customs and International Trade Laws and since January 1, 2010 no Company Party has committed any material violation of any Customs and International Trade Laws.  No Governmental Body has notified any Company Party in writing of any actual or alleged violation or breach of any Custom and International Trade Laws.

(b)   No Company Party has made or provided any material false statement or omission to any Governmental Body or to any purchaser of products, in connection with the importation of merchandise, the valuation or classification or imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements for textiles and apparel, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S.-content requirements, licenses or other approvals required by a foreign Governmental Body, or any other requirement relating to Customers and International Trade Laws.  All of the products and technical data (as defined in EAR) that any Company Party makes, sells or otherwise distributes that are subject to the EAR and have an Export Control Classification Number ("ECCN") other than EAR99 are listed (along with their respective ECCNs) in Part 2.30(c) of the Disclosure Schedule.

(c)    No Company, either directly or through a third party acting on its behalf, (i) has or has had any of its assets in a country (a "Sanctioned Country") that is subject to a sanctions program maintained by the U.S. Treasury Department/Office of Foreign Asset Control, the U.S. Treasury Department/Financial Crimes Enforcement Network, the U.S. State Department/Directorate of Defense Trade Controls, the U.S. Commerce Department/Bureau of Industry and Security, the U.S. Internal Revenue Service, the U.S. Securities and Exchange Commission or the U.S. Justice Department (a "Sanctions Program"), (ii) does or has done business with or derives or has derived any of its operating income from investments in or transactions with any Person subject to, or specially designated under, any Sanctions Program (each, a "Sanctioned Person"), or (iii) uses or has used any of its assets to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

(d)    Each Company Party has obtained any export and temporary import licenses required by Law for its operations and each Company Party has obtained any necessary Technical Assistance Agreements and Manufacturing License Agreements required under ITAR and EAR or properly invoked licensing exemptions authorizing such shipments.  No Company Party has been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by Governmental Body with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States.  No Company Party has made any voluntary disclosure with respect to any such violations.  No Company Party has engaged in "brokering activities" or failed to disclose "political contributions," "fees" or

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"commissions" that any Company Party or any of its "vendors" have paid, or offered or agreed to pay, in respect of any sale for which a license or approval is required under any Customs and International Trade Laws, as those terms are defined in 22 Code of Federal Regulations Sections 129.2, 130.5, 130.6, and 130.8, in violation of applicable Laws.  No Company Party has received any notice of any pending audit, review, inspection, investigation, survey or examination of records by any Governmental Body relating to the import or export activity of any Company Party.  No Company Party has been and is not now (i) under any criminal indictment involving alleged false statements, false claims or other improprieties relating to the export activity of any Company Party, (ii) under any administrative, civil or criminal investigation involving alleged false statements, false claims or other improprieties relating to the import or export activity of any Company Party, or (iii) party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the import or export activity of any Company Party; and to the Knowledge of the Company there is no basis for any such indictment, investigation or litigation.

(e)    For the purposes hereof, "Customs and International Trade Laws" means any Law, or other decision or requirement having the force or effect of law, of any Governmental Body, concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including (i) the Tariff Act of 1930, as amended and other laws and programs administered or enforced by the United States Bureau of Customs and Border Protection, the United States Bureau of Customs and Immigration Enforcement, and their predecessor agencies, (ii) the Export Administration Act of 1979, as amended and the Export Administration Regulations ("EAR"), (iii) the International Emergency Economic Powers Act as amended, (iv) the Arms Export Control Act, (v) the International Traffic in Arms Regulations ("ITAR"), (vi) export controls administered by an agency of the United States government, (vii) the USA PATRIOT Act of 2001 as amended, (viii) the Trading with the Enemy Act, (ix) the Iran Threat Reduction and Syria Human Rights Act of 2012, (x) Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), (xi) embargoes and restrictions administered by the United States Office of Foreign Assets Control, (xii) the Money Laundering Control Act of 1986 as amended, (xiii) requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, (xiv) the FCPA, (xv) the antiboycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, (xvi) legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements to which the United States is a party, (xvii) antidumping and countervailing duty laws and regulations, and (xviii) laws and regulations adopted by the Governmental Bodies of foreign countries where any Company conducts business concerning the ability of U.S. Persons to own businesses or conduct business in those countries, restrictions by foreign countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States Laws described above.

2.31    Data Privacy.  The collection, use, transfer, import, export, storage, disposal, and disclosure by each Company Party of personally identifiable information, or other information relating to Persons and protected by Laws, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any applicable Laws relating to data collection, use, privacy, or protection (collectively, "Data Laws").  Each Company Party has complied with, and is presently in compliance with, their respective privacy policies, which policies comply with all Data Laws, and with all applicable payment card industry standards regarding data security.  The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of a Company Party.  Each Company Party has created and maintained written policies and procedures to protect the privacy of all personally identifiable information, and have implemented commercially reasonable security procedures,

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including physical and electronic safeguards, to protect all such personally identifiable information stored or transmitted in electronic form.  There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of the Company, threatened against, any Company Party by any Governmental Body or by any other Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personally identifiable information by any Person in connection with a Company Party or its business, and there have been no security breaches compromising the confidentiality or integrity of such personal information.  Each Company Party has implemented policies with respect to compliance with CASL and have used commercially reasonable efforts to comply with the in-force requirements of CASL.  “CASL” means the Canadian Anti-Spam Legislation, an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada).

SECTION 3

Representations and Warranties of the Purchaser and the

canadian purchaser

Each of the Purchaser and the Canadian Purchaser represents and warrants to the Company and Seller as follows, as of the date hereof and as of the Closing Date:

3.1    Corporate Existence and Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Canadian Purchaser is a corporation duly formed, validly existing and in good standing under the laws of New Brunswick, Canada.  Each of Purchaser and Canadian Purchaser has all requisite company power to conduct its respective business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its respective business or the ownership or leasing of its respective properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such party’s business, financial condition or results of operations.

3.2    Authorization; Binding Nature of Agreement.  Each of the Purchaser and the Canadian Purchaser has the absolute and unrestricted right, power and authority to perform its respective obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by each the Purchaser and the Canadian Purchaser of this Agreement and the Purchaser Related Agreements have been duly authorized by all necessary action on the part of the Purchaser and its respective boards of directors.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser and the Canadian Purchaser enforceable against each in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.  Upon the execution and delivery by the Purchaser or the Canadian Purchaser of each Purchaser Related Agreement, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of the Purchaser or the Canadian Purchaser, as applicable, enforceable against the Purchaser or the Canadian Purchaser, as applicable, in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

3.3    Absence of Restrictions; Required Consents.  Neither (1) the execution, delivery or performance by the Purchaser or the Canadian Purchaser of this Agreement or any of the Purchaser Related Agreements, nor (2)

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the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)   contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents;

(b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject.

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser; or

(d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Purchaser, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Purchaser under any such Contract of the Purchaser, or charge any fee, penalty or similar payment to the Seller under any such Contract of the Purchaser.

3.4     Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by the Purchaser, or any officer, director, employee or Affiliate of the Purchaser.

3.5   Government Authorizations.  The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Related Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from or filing with, any Governmental Body, other than (a) compliance with any applicable requirements of the HSR Act and other Competition Laws, and (b) any such action or filing the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of it to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Purchaser Related Documents.

3.6     Financing.  Purchaser and the Canadian Purchaser have sufficient funds to pay the Purchase Price at the Closing in accordance with Section 1.2 and to consummate the transactions contemplated hereby.  Purchaser and the Canadian Purchaser understand and acknowledge that under the terms of this Agreement, Purchaser’s and the Canadian Purchaser's obligation to consummate the acquisition is not in any way contingent upon or otherwise subject to Purchaser’s or the Canadian Purchaser's consummation of any financing arrangements, Purchaser’s or the Canadian Purchaser's obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser or the Canadian Purchaser.

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SECTION 4

Certain Covenants and Agreements

4.1	Employee Matters.

(a)   As of the Closing Date, Purchaser and the Company agree to cooperate with respect to any communications to employees of any Company Party, and with respect to any potential changes in the compensation, bonuses, severance, or other benefits to or for any employees of any Company Party prior to the Closing Date. This Section 4.1 does not amend any provision of any employee benefit plan of the Purchaser or the Seller, and nothing herein expressed or implied by this Agreement shall confer upon any continuing employee or legal representative thereof any rights or remedies, including, without limitation, any right to continued employment.

4.2   Related Parties.  At and as of the Closing Date, any amount owed by a Company Party to Seller, the Parent, any Affiliate of Seller or Parent (other than any Subsidiary of the Company), or to any Related Party, pursuant to any Contract, shall be paid prior to the Closing Date; provided, however, to the extent a Related Party is an employee of the Company and will remain an employee of the Company after the Closing, this Section 4.2 shall not be deemed to obligate Seller, Parent or any Affiliate thereof to pay any employment related compensation to such Related Party to the extent such compensation is unearned as of the Closing.

4.3	Tax Matters.

(a)    Indemnification.  Subject to Sections 4.3(g) of this Agreement, Seller and Parent shall jointly and severally indemnify the Purchaser Indemnified Parties and any equity holder of Purchaser and hold them harmless from and against (without duplication), any Losses attributable to: (i) all Taxes (or the non-payment thereof) of any Company Party for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such period a "Pre-Closing Tax Period"); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Party (or any predecessor of a Company Party) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law (iii) any and all Taxes of any Person (other than a Company Party) imposed on a Company Party as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (iv) Taxes arising from income included in the taxable income of a Purchaser Indemnified Party or any equity holder of Purchaser, pursuant to Section 951 of the Code that was attributable to operations and transactions of NABCO Mexico prior to Closing; and (v) Taxes arising from income included in the taxable income of a Purchaser Indemnified Party or any equity holder of Purchaser pursuant to Section 956 (and Section 951(a)(1)(B)) of the Code with respect to an asset held prior to the Closing by NABCO Mexico.

(b)    Tax Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company Parties for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date.  Seller will submit such Tax Returns to Purchaser for review and approval at least 30 days prior to the filing date (after giving effect to any valid extensions); provided, however, that if the time period for filing any such Tax Return is less than 30 days after the end of the relevant taxable period, including valid extensions (a "Short-Period Return"), Seller shall submit such Tax Return to Purchaser within a time period that provides Purchaser with a reasonable period of time to review and comment on such Tax Return.  Within 15 days after receipt of such Tax Returns (or, with respect to any Short-Period Return, within a reasonable time period after Purchaser's receipt of such Tax Return, taking

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into account the due date of such Short-Period Return), Purchaser will give written notice to Seller of any dispute with respect to such Tax Returns.  Purchaser and Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within 5 days after delivery of notice of the dispute, such disputed items will be resolved by the Accounting Referee.  Seller will timely pay the amount of all Taxes set forth on such Tax Returns.

(c)    Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Period Tax Returns”).  Purchaser will submit such Tax Returns to the Seller for review and approval at least 30 days prior to the filing date (after giving effect to any valid extensions); provided, however, that if the time period for filing any such Tax Return is less than 30 days after the end of the relevant taxable period, including valid extensions (a "Short-Period Straddle Return"), the Purchaser shall submit such Tax Return to Seller within a time period that provides Seller with a reasonable period of time to review and comment on such Tax Return.  Within 15 days after receipt of such Tax Returns (or, with respect to any Short-Period Straddle Return, within a reasonable time period after Seller's receipt of such Tax Return, taking into account the due date of such Short-Period Straddle Return), the Seller will give written notice to Purchaser of any dispute with respect to such Tax Returns.  Purchaser and the Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within 5 days after delivery of notice of the dispute, such disputed items will be resolved by the Accounting Referee.  Seller will pay to Purchaser on or before the date which is the later of 10 days before the due date of such Tax Returns (after giving effect to any valid extensions), or five days after the final resolution of any dispute, the amount of Taxes as set forth on such Tax Returns attributable to the Pre-Closing Tax Period.

(d)   Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income, receipts, sales, or payroll of a Company Party for the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Company Party as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Party holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of a Company Party for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the relevant Straddle Period from the beginning of such period up to and including the Closing Date, and the denominator of which is the number of days in the relevant Straddle Period.

(e)   Tax Controversies.  Unless the Purchaser has previously received written notice from the Seller of the existence of any Tax Matter (as defined below), the Purchaser shall notify the Seller of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Seller may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the Seller of any liability hereunder except to the extent, if any, that the rights of the Seller with respect to such claim are materially actually prejudiced thereby.  The Seller shall have the authority to represent the interests of a Company Party and shall have the right to control of the defense, compromise or other resolution of any Tax Matter relating solely to a Pre-Closing Tax Period; provided, however, that the Purchaser shall be entitled to fully participate in such Tax Matter at its own expense.  Purchaser shall have the authority to represent the interests of a Company Party and shall have the right to control the defense, compromise or other resolutions of any Tax Matter relating to a Straddle Period; provided, however, that the Seller shall be entitled to fully participate in such Tax Matter at its own expense.  Each party shall keep the other parties reasonably informed,

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to the extent practicable, with respect to the commencement, status and nature of any Tax Matter to which a party is entitled to control pursuant to this Section.  The Seller and Purchaser shall not (and shall not allow) the settlement of any Tax Matter it controls under the terms of this Agreement without the prior written consent of the Purchaser or Seller, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed.  In the event that either Purchaser or Seller does not assume representation of a Company Party in a Tax Matter relating to a Pre-Closing Tax Period or Straddle Period, the other party may assume the control of such Tax Matter; provided however, that such party may not settle (or allow the settlement of) such Tax Matter without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.  This Section shall control responsibility for Tax Matters notwithstanding any other provision of this Agreement to the contrary.

(f)   Cooperation on Tax Matters.  The Purchaser, the Company and Seller shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g)  Transfer Taxes.  All transfer, recording, registration and other Taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed after, at or prior to the Closing, and any obligations for such payments shall be borne 50% by the Seller and 50% by the Purchaser; provided, however, that notwithstanding the foregoing all transfer, recording, registration and other similar Taxes that become payable in connection with the Canadian Sale shall be borne by the Canadian Purchaser.

(h)   Tax Sharing Agreements.  Seller and the Parent shall cause all tax-sharing agreements or similar agreements with respect to or involving any Company Party to be terminated as of the Closing and, Seller and the Parent shall ensure that after the Closing, no Company Party shall be bound thereby or have any liability thereunder.

(i)  Check-The-Box Election.  Seller, Parent and Purchaser agree that the Company will make an election under Section 301.7701-3 of the Treasury Regulations (and any relevant similar provision of state, local or non-U.S. Tax Law) to cause the Company to be treated as an entity that is disregarded as separate from its owner (within the meaning of Section 301.7701-3 of the Treasury Regulations) (a "Disregarded Entity") effective on the day immediately preceding the Closing Date (the "Check-The-Box Election").  The Check-The-Box Election will be made on and in accordance with the instructions to IRS Form 8832 (or any successor form and any similar form required for relevant state, local or non-U.S. Tax Law) in a form acceptable to Purchaser.  The Check-The-Box Election will be filed by Purchaser following the Closing Date with an effective date of the day immediately prior to the Closing Date.  Parent and Seller will, and will cause Seller’s Affiliates to, cooperate with Purchaser in preparing and filing the Check-The-Box Election to the extent requested by Purchaser, including, without limitation, ensuring that the Check-The-Box Election is executed by such authorized Persons on behalf of Seller, Parent and/or any Affiliate thereof as is necessary to cause the Check-The-Box Election to be valid and effective when filed.  Parent and Seller, the Company Parties and their Affiliates will treat the Check-The-Box Election for U.S. federal and all other relevant income Tax purposes as the distribution by the Company of all of its assets and liabilities to Seller (or Parent) in liquidation of the Company, in accordance with Treasury Regulations Section 301.7701-3(g)(1)(iii).  Parent and Seller, the Company, Purchaser and each of their Affiliates shall treat the sale and purchase of the Interests pursuant to this Agreement for U.S. federal and all other relevant income Tax purposes as the sale by Seller (or Parent) and

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purchase by Purchaser of the assets of the Company and assumption by Purchaser of Company liabilities, and none of Parent, Seller, Purchaser nor any of their Affiliates shall take any position inconsistent with such characterization on any Tax Return or in any Tax proceeding with a Tax authority.  None of Parent, Seller nor any of Seller’s Affiliates will take, or permit to be taken, any action to cause the Company to be treated in any manner other than as a Disregarded Entity following the effective time of the Check-The-Box Election.

(j)   Excess Tax Liability on Transaction.   To the extent that the total Taxes due on the purchase and sale of the Interests in accordance with the terms of this Agreement (the “Asset Sale”) exceeds the total Taxes that would be due on the purchase and sale of the Interests if: (1) the Seller did not make a Check-the-Box Election in accordance with Section 4.7(h) of this Agreement and (2) in lieu of such Check-the Box-Election, the Purchaser and Seller jointly made an election under IRC Section 338(h)(10) with respect to the purchase and sale of the Interests (a “Hypothetical 338(h)(10) Sale”), then the Purchaser shall be fully liable for such excess Taxes (“Excess Taxes”) and shall indemnify and hold harmless the Seller against any such Excess Taxes. To the extent that the Canadian Sale results in Tax to the Company, which Tax would not have been incurred in a Hypothetical Section 338(h)(10) Sale (“Excess Canada Taxes”), then the Purchaser shall be fully liable for such Excess Canada Taxes and shall indemnify and hold harmless the Seller against any such Excess Canada Taxes.  Within 30 days after the Closing Date, the Seller shall submit to the Purchaser a statement setting forth:  (1) the Seller’s calculation of the total Taxes due on the Asset Sale and (2) the Seller’s calculation of any Excess Canada Taxes that would be the responsibility of the Purchaser pursuant to this Section 4.3(j).   Within 30 days after the Purchaser’s receipt of such statement, the Purchaser will give written notice to the Seller of any dispute with respect to the amount of Excess Canada Taxes.  The Purchaser and the Seller will promptly attempt to resolve any such dispute; provided, that if they are unable to do so within 15 days after delivery of notice of the dispute, such disputed items will be resolved by the Accounting Referee in accordance with the provisions of Sections 1.4(d) and 1.4(e) of this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Seller shall not settle any Tax Matter that would result in Excess Taxes or Excess Canada Taxes without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed.

(k)   338(g) Election. Purchaser shall not and shall not cause any of its Affiliates to make an election under Section 338(g) of the Code with respect to the purchase or deemed purchase of any Company Party pursuant to this Agreement.

4.4   Confidential Information.  Following the Closing, Seller and Parent acknowledge and agree that all Confidential Information shall be and remain the property of the Company and Seller and Parent each agree that neither will, without the prior written consent of Purchaser, disclose or use for its own benefit any Confidential Information  (except with respect to Confidential Information needed to satisfy any SEC reporting obligations of the Parent or Seller, so long as the Parent and the Seller inform the Purchaser and the Company of such Confidential Information that will be disclosed in order to satisfy such obligations prior to any such disclosure

4.5   Accounts and Notes Receivable.  From and after the Closing, if the Seller or the Parent receives or collects any Receivables, the Seller or the Parent, as applicable, shall remit any such amounts to the Purchaser or the Company within five (5) days of each day on which the Seller or the Parent receives such sum.

4.6   Release.  In consideration for the Purchase Price, as of and following the Closing Date, Seller and Parent knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue any Company Party or any directors, officers or Employees of any Company Party from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or

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unsuspected, fixed or contingent, that Seller or Parent has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

The Parties intend that the releases set forth herein shall be binding notwithstanding the discovery of facts or claims not presently known by the Parties.  The Parties are aware and have been advised by counsel concerning the meaning of section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties waive, release and relinquish any and all rights and benefits they may have under the above provisions of section 1542 as it may apply to the Released Matters to the fullest extent the Parties may lawfully waive these rights or benefits.

4.7    Termination of Certain Agreements.  Prior to Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on Part 4.7 of the Disclosure Schedule (the “Excluded Contracts”), such that the Company shall not have any liability following the Closing related to such Excluded Contracts.  Each such termination shall include a release of the Company, as applicable, from any and all liabilities and obligations arising out of, or related to, such Excluded Contract.

4.8   Non-Competition; Non-Solicitation; Non-Disparagement.  As a material inducement to cause the Purchaser to enter into this Agreement and consummate the Closing, each of the Seller and the Parent agrees as follows:

(a)   Non-Competition.  For a period commencing on the Closing Date and ending sixty (60) complete calendar months following the Closing Date (with respect to each of the Seller and the Parent, such party's "Restricted Period"), such party shall not, and shall cause its respective Affiliates not to, directly or indirectly, for itself or for any other Person, own, manage, operate, control, participate in, invest in, provide financing to, serve as a director of, consultant or advisor to, be employed by or render services for any venture, business or enterprise that engages in or proposes to engage in any business that is the same as or substantially similar to or is or would be competitive with any business of any Company Party in any state in the United States or in any foreign country in which any Company Party is directly or indirectly (including through one or more distributors or agents) marketing or selling any products or services.  The Seller's, the Parent's, or any of their respective Affiliate's ownership of securities of one percent (1%) or less of any class of securities of a public company shall not, by itself, be considered to be in competition with a Company Party.

(b)   Non-Solicitation.  (i) For a period of two (2) years following the Closing Date and except with respect to directors, officers, employees, agents and other representatives terminated by Purchaser or any Purchaser entity, each of the Seller and the Parent shall not, and shall cause their respective Affiliates and each of their and their Affiliates' directors, officers, employees, agents and other representatives not to, directly or indirectly, for itself or for any other Person to (A) employ, solicit for employment or otherwise contract for the services of any individual who is or was, during the preceding twelve (12) months, an employee of any Company Party; or (B) otherwise induce or attempt to induce any employee of any Company Party to leave the employ of any Company Party, offer employment to any employee of any Company Party, or in any way interfere with the relationship between any Company Party and any employee respectively thereof; provided,

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however, that the foregoing shall not be violated by general advertising not specifically targeted at employees of a Company Party.  During the Restricted Period, each of the Seller and the Parent shall not, and shall cause their respective Affiliates and each of their and their Affiliates' directors, officers, employees, agents and other representatives not to, directly or indirectly, for itself or for any other Person to (x) solicit or attempt to solicit any supplier or customer of any Company Party, (y) induce any such supplier or customer to cease doing business with any Company Party, or (z) interfere in any way with the relationship between any such supplier or customer and a Company Party.  Without limiting the foregoing, during the Restricted Period, each of the Seller and the Parent shall not, and shall cause their respective Affiliates and each of their and their Affiliates' directors, officers, employees, agents and other representatives not to, directly or indirectly, take any action that could reasonably be regarded as designed or intended to have the effect of discouraging any customer, supplier or other Person from maintaining the same business relationships with any Company Party after the Closing as it maintained in respect of such Company Party prior to the Closing.  Each of the Seller and the Parent, jointly and severally, will be responsible for any breach by any of the Seller, the Parent, or any of their respective Affiliates or any of their or their Affiliates' directors, officers, employees, agents and other representatives of any covenants contained in this Section 4.8(b).  Notwithstanding the foregoing, the non-solicitation obligations shall not include services performed by directors, officers, employees, agents and other representatives during the term of the employment or engagement of such individuals by a Company Party that would not be competitive with any business of any Company Party so long as such services do not interfere with such individual's performance of their duties for the Company Parties.  For the avoidance of doubt, any offer of employment by Seller and the Parent, any of their respective Affiliates, or any of the foregoing's directors, officers, employees, agents and other representatives to any employee of a Company Party during the period referenced in Section 4.8(b)(i) shall be a violation of the covenants set forth in this Section; provided, that Laura Contreras may provide tax-specific consulting services to a Company Party on an independent contractor basis.

(c)   Non-Disparagement.  Each of the parties hereto hereby covenants and agrees that it will not publish or otherwise issue or make or permit to be made, published or issued on its behalf any public or private statements, directly or indirectly, whether orally or in writing, regarding or relating directly or indirectly to the other parties, any of their respective Affiliates, or any of the foregoing's respective officers, directors or members, that are either unlawful, libelous, slanderous, tortious, defamatory, or disparaging to any such Person or its/his reputation or personal, business or financial interests.

(d)   Enforcement.  Each of the Seller and the Parent acknowledges that a breach of its covenants contained in this Section 4.8 will cause irreparable damage to the Purchaser and the Company Parties, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, each of the Seller and the Parent agrees that if the Seller or the Parent or any of their respective Affiliates breaches or threatens to breach any of the covenants contained in this Section 4.8, in addition to any other remedy which may be available at law or in equity, the Purchaser and the Company Parties shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.  If the Seller or the Parent is in breach of any of the provisions of subsections (a) or (b) above, then the Restricted Period set forth in such subsections will be extended by the length of time during which such party is in breach of any of such provisions.

(e)    Scope of Covenants.  Each of the Seller and the Parent further acknowledges that the time, scope, geographic area and other provisions of this Section 4.8 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 4.8 to be reasonable and necessary for the protection of the interests of the Purchaser and the Company Parties, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void

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but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each paragraph of this Section 4.8 shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

4.9    Payment of Finder's Fees.  Seller and Parent, jointly and severally, shall perform all obligations and shall pay any and all fees, as well as be primarily responsible for and pay any and all Losses incurred by the Company in connection with any indemnification obligation of the Company, under the terms of the applicable Contract with FocalPoint Partners, LLC or Sagent Advisors, LLC, related to the engagements of FocalPoint Partners, LLC and Sagent Advisors, LLC, with respect to the transactions contemplated by this Agreement and any other transactions for which they were retained prior to the date of this Agreement.

SECTION 5

Conditions Precedent to the Obligations of the Purchaser AND

THE CANADIAN PURCHASER

The obligations of the Purchaser and the Canadian Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

5.1    Accuracy of Representations.  Each of the representations and warranties made by the Parent and the Seller in this Agreement shall have been accurate in all material respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

5.2    Performance of Covenants.  Each of the covenants and obligations set forth herein that the Company, the Seller and the Parent is required to comply with or perform at or prior to the Closing have been complied with or performed in all material respects.

5.3    Approvals.  The Company’s sole manager and member, the Seller and the Seller's sole manager and member, and the Parent's Board of Directors shall have approved this Agreement, the Seller Related Agreements, and the transactions contemplated by this Agreement and the Seller Related Agreements.  All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body, including any required clearance under the HSR Act or any other required clearance or approval under any other Competition Laws, if any, shall have been obtained.

5.4    Third Party Consents.  The Company, the Seller and the Parent shall have received and delivered to the Purchaser an executed copy of the consents and approvals listed on Schedule 5.4.

5.5    Ancillary Agreements and Documents.  The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)     an executed Estimated Working Capital Schedule and Estimated Closing Cash Schedule, signed and delivered in accordance with Section 1.4(a);

(b)   an executed signature page of the Seller and the Escrow Agent to the Escrow Agreement;

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(c)     certificates representing the Interests (if any exist), duly endorsed in blank or accompanied by duly executed assignment documents satisfactory in form and substance to the Purchaser;

(d)   the organizational record books, minute books and corporate seal of each Company Party;

(e)     evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets of any Company Party listed in Part 5.5(e) of the Disclosure Schedule have been released;

(f)    a certificate of good standing (or equivalent document under such jurisdiction's applicable Laws) from the Secretary of State of Delaware (or the applicable Mexican Governmental Body) for the Company, the Seller and the Parent and each other jurisdiction in which the Company is qualified to do business, as well as an entity status letter from the State of California Franchise Tax Board reflecting that the Company is in good standing with the Franchise Tax Board (collectively, the “Good Standing Certificates”), each dated as of a date not more than five days prior to the Closing Date;

(g)   employment and/or noncompetition agreements among Purchaser, the Company and each of Eric Quinn, and Laura Contreras, in form and substance satisfactory to Purchaser;

(h)    transfer documentation surrounding the transfer of the Other NABCO Mexico Interests by Laura Contreras to the Canadian Purchaser;

(i)    nonsolicitation/nondisclosure agreements between the Purchaser and each of Craig Bouchard and Kyle Ross;

(j)   the Check-The-Box Election, in form and substance satisfactory to Purchaser and its counsel;

(k)   a Bill of Sale by the Company in favor of the Canadian Purchaser, and an Assignment and Assumption Agreement between the Company and the Canadian Purchaser;

(l)   estoppel certificates, landlord waivers, collateral access agreements and non-disturbance agreements relating to the Leases or any warehousing Contracts as are reasonably requested by Purchaser and its lenders;

(m)    written resignations of the officers of the Company, effective as of the Closing or as otherwise requested by Purchaser;

(n)    a certificate, dated as of the Closing Date, signed by the Secretary (or other equivalent position) of the Company (i) attaching copies of each Company Party's certificate of formation, articles of incorporation or other equivalent document, and Operating Agreement, and any amendments thereto, of such Company Party, (ii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors (or other equivalent body) of such Company Party, as well as any equity owner consent or resolution required, which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, (iii) certifying the good standing of such Company Party in its jurisdiction of formation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of such Company Party (iv) certifying the incumbency, signature and authority of the officers of such Company Party authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by such Company Party;

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(o)    a certificate, executed by Parent and/or Seller, prepared in accordance with Treasury Regulation 1.1445-2(b)(2) and in the form and substance satisfactory to Purchaser, that Parent and Seller are not foreign persons;

(p)   evidence that the name of the California corporation "NABCO, Inc." will be changed to a different name not including the word "NABCO" promptly following the Closing; and

(q)   all other documents required to be entered into by the Company, the Seller or the Parent pursuant hereto or reasonably requested by the Purchaser to convey the Interests to the Purchaser or to otherwise consummate the transactions contemplated hereby, including the documents listed in Section 7.2.

5.6   Company Debt.  The Company Debt set forth on Part 5.6 of the Disclosure Schedule shall have been repaid at or before the Closing by the Purchaser (or the Canadian Purchaser, as the case may be), and the Company Parties shall have obtained such releases, termination statements and other documentation reasonably required by the Purchaser, and shall have caused all Encumbrances in favor of any third party to be released and terminated as of the Closing Date.  The Seller and the Parent shall have delivered to the Purchaser the release of all guarantees, pledges of collateral or other surety obligations of the Company Parties relating to or securing any obligation of any Company Party, the Seller or the Parent or any of their Affiliates, in each case in form and substance satisfactory to Parent and its counsel.

5.7   No Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

5.8   No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

5.9	No Litigation.

(a)    There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither the Purchaser nor the Company, the Seller or the Parent shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) relating to the transactions contemplated by this Agreement or the Related Agreements and seeking to obtain from the Purchaser, or any Company Party, any damages or other relief that may be material to the Purchaser, (iii) seeking to prohibit or limit in any material respect the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Interests of the Company, or (iv) which, if unfavorably adjudicated, would materially and adversely affect the right of the Purchaser or any Company Party, following the Closing, or any of their respective Affiliates to own the assets or operate the business of the Company Parties.

(b)    There shall not be pending or threatened any Legal Proceeding (i) which could have a Company Material Adverse Effect or a material adverse effect on the Purchaser; (ii) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements; (iii) relating to the transactions contemplated by this Agreement or the Related Agreements and seeking to

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obtain from the Purchaser or any of its Subsidiaries, or any Company Party, any damages or other relief that may be material to the Purchaser; (iv) seeking to prohibit or limit in any material respect the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Interests of the Company; or (v) which, if unfavorably adjudicated, would materially and adversely affect the right of the Purchaser or any Company Party, following the Closing, or any of their respective Affiliates to own the assets or operate the business of the Company Parties.

SECTION 6

Conditions Precedent to Obligations of the Company, THE Seller

AND THE PARENT

The obligations of the Company, the Seller and the Parent to consummate the transactions contemplated by this Agreement and the Seller Related Agreements are subject to the satisfaction (or written waiver by Seller), at or prior to the Closing, of the following conditions:

6.1    Accuracy of Representations.  Each of the representations and warranties made by the Purchaser and Canadian Purchaser in this Agreement shall have been accurate in all material respects as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

6.2    Performance of Covenants.  Each of the covenants and obligations set forth herein that the each of the Purchaser and the Canadian Purchaser is required to comply with or perform at or prior to the Closing have been complied with or performed in all material respects.

6.3   Documents.  Seller shall have received the following:

(a)    an executed signature page from the Purchaser and the Escrow Agent to the Escrow Agreement;

(b)    all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto, including the documents listed in Section 7.3 and executed counterparts of the documents listed in Section 7.2, as applicable.

6.4   Approvals.  Each of the Purchaser’s and the Canadian Purchaser’s Board of Directors or other governing body shall have approved this Agreement, the Purchaser Related Agreements, and the transactions contemplated by this Agreement and the Purchaser Related Agreements.  All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body including any required clearance under the HSR Act or any other required clearance or approval under any other Competition Laws shall have been obtained.

6.5     No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

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SECTION 7

Closing

7.1     Closing.  Unless otherwise mutually agreed in writing between the Purchaser and Seller, the Closing shall take place at the offices of Crowell & Moring LLP, 275 Battery, Suite 2300, San Francisco, CA 94111 on the date of this Agreement and through the exchange of documents in .pdf, fax or other electronic format.

7.2     Seller and Company Closing Deliveries.  At the Closing, the Seller, the Parent  and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser and the Canadian Purchaser (as the case may be) the following:

(a)    certificates representing the Interests, the NABCO Mexico Interests and the Other NABCO Mexico Interests (but only if any exist), duly endorsed in blank or accompanied by duly executed instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser; and

(b)    the Good Standing Certificates.

7.3     Purchaser Closing Deliveries.  At the Closing, (i) the Canadian Purchaser shall deliver, or cause to be delivered, to the Company the portion of Purchase Price with respect to the Canadian Assets (as reflected on Schedule 1.2(d)) in immediately available funds, (ii) thereafter, the Purchaser shall deliver to the Seller the demand promissory note referenced in Section 1.2(d) above, and (iii) Purchaser and the Canadian Purchaser (if applicable) shall deliver, or cause to be delivered, to Seller executed counterparts of the documents listed in Section 6.3.

SECTION 8

[RESERVED]

SECTION 9

Indemnification

9.1   Indemnification Obligations of Seller.  Subject to Sections 9.3 and 9.7, from and after the Closing, Seller and Parent, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and with respect to any and all Losses arising out of or relating to:

(a)     any inaccuracy in or breach of any representation or warranty of Seller or the Parent set forth in this Agreement, or any other Seller Related Agreement; provided, however, that for purposes of determining whether there has been a breach of any representation of warranty, the representations and warranties shall be deemed to have been made without any qualification as to materiality and, accordingly, all references therein to "material", "in all material respects" and similar qualifications as to materiality shall be deemed to be deleted therefrom, and the amount of any Losses that are the subject matter of a claim for indemnification hereunder shall be computed without giving effect to such materiality qualifications, i.e. the entire amount of resulting Losses shall be indemnified against hereby, not just the portion of the Losses above the materiality threshold;

(b)     any breach of any covenant, agreement or undertaking made by the Company, Seller or Parent in this Agreement or in any Seller Related Agreement;

(c)     the operations, actions or omissions of any Company Party prior to the Closing, other than (i) the obligations of a Company Party under any Company Contracts or Governmental Authorizations held by a Company Party (to the extent such obligations were not required to be performed on or prior to the Closing

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Date and accrue and relate to the operation of the business of such Company Party subsequent to the Closing Date), and (ii) current liabilities of the Company Parties of a type and in the amount that is reflected on the Final Working Capital Schedule, provided that the Purchaser shall be entitled to indemnification for Losses relating to such current liabilities in excess of the amounts reflected on the Final Working Capital Schedule;

(d)    any Company Debt or Company Expenses to the extent not paid off or deducted from the Purchase Price as of the Closing;

(e)    any Claim by any stockholder of the Parent;

(f)     any product distributed, shipped or manufactured by, or any services provided by, any Company Party prior to the Closing Date;

(g)     any Credit Memos that are redeemed or applied by the Company in accordance with customary past practice; or

(h)    the termination of the North American Breaker Co., Inc. Profit Sharing Plan.

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

9.2    Indemnification Obligations of the Purchaser.  From and after the Closing, the Purchaser, Canadian Purchaser and the Company shall jointly and severally indemnify, defend and hold harmless Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)     any inaccuracy in or breach of any representation or warranty of the Purchaser or the Canadian Purchaser set forth in this Agreement or in any Purchaser Related Agreement, whether such representation and warranty is made as of the date hereof or as of the Closing Date (without giving effect to any materiality qualification or contained in such representation or warranty);

(b)     any breach of any covenant, agreement or undertaking made by the Purchaser or the Canadian Purchaser in this Agreement or in any Purchaser Related Agreement; or

(c)     any breach of any covenant, agreement or undertaking made by the Company for the benefit of Seller which is to be performed after the Closing; and

(d)     the operations, actions or omissions of the Company after the Closing, except with respect to claims asserted after the Closing that arise out of an event or an occurrence that exists prior to the Closing.

The Losses of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

9.3	Certain Indemnification Obligations.

(a)   CERCLA Indemnification.  Purchaser is advised and acknowledges that the Leased Real Property is located within the San Fernando Valley Area I (North Hollywood) Site (“Site”) which is part of the North Hollywood and Burbank Operable Units as designated by the United States Environmental Protection Agency (“EPA”) and hazardous substances, pollutants and/or contaminants, are present or existing on or under the Site.  Purchaser further acknowledges and agrees that the Company’s and Seller’s failure to list the Site or

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the documents contained in the administrative record for the Site on the Disclosure Schedules does not constitute a breach of any of the representations or warranties provided by the Company and Seller under Sections 2.15 or 2.20 of this Agreement. The landlord, Howard, LLC, under the Lease has entered into an Agreement and Covenant Not to Sue with the EPA pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended (“CERCLA”), 42 U.S.C. §9601 et. seq., a copy of which has been provided to Purchaser. Seller will indemnify Purchaser for any Losses that give rise to a Third-Party Claim, as defined in Section 9.4, arising out of or related to the Site, pursuant to the procedures set forth elsewhere in Section 9, except to the extent that Seller can demonstrate that Purchaser’s operations at the Site after Closing in any way resulted in Releases at, on or under the Site, or otherwise exacerbated contamination or increased Losses at the Site, which increased Losses become the subject of a Third Party Claim, including by the EPA.

Notwithstanding anything to the contrary contained elsewhere in Section 9 or elsewhere in this Agreement, with respect to any violation or claims under CERCLA which arise from or relate to the use or control of the Leased Real Property other than at the Site and which relate solely to Losses for which the time period when such Loss occurred cannot be readily identified (e.g. Purchaser and Seller are unable to determine if the Losses arose before or after the Closing Date) then the liability shall be split evenly between Seller and Parent, jointly and severally, on one hand, and the Purchaser on the other hand, and the foregoing shall constitute and comprise Purchaser’s and Seller’s sole and exclusive rights, remedies and obligations relating thereto as between each other.

(b)    Notwithstanding any disclosure set forth on Part 2.4 of the Disclosure Schedule, should Seller not obtain a third party consent related to the Leased Real Property prior to the Closing, Seller and the Parent, jointly and severally, shall be responsible for any Losses incurred by a Purchaser Indemnified Party after the Closing related to the failure to obtain such consent, and if this is the case, Seller and the Parent, jointly and severally, agree to indemnify the Purchaser Indemnified Parties against any Losses related thereto.

9.4	Indemnification Procedure.

(a)    Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability hereunder, except to the extent, if any, that the Indemnifying Party with respect to such Third-Party Claim has been materially actually prejudiced thereby.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility (subject to the monetary limitations in this Section 9) for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, the Indemnifying Party shall not have the right to assume the defense of a Third-Party Claim where such claim involves equitable relief or an amount less than the Threshold Amount or the applicable cap under this Section 9; provided, further, however that, upon the written opinion of counsel to the Indemnified Party that the Indemnified Party has conflicting interests with the Indemnifying Party with respect to such Third-Party Claim, such that representation by one counsel would be inappropriate, the Indemnifying Party shall pay for the reasonable fees and expenses of separate counsel of the Indemnified Party.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the

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terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, or fails to diligently conduct the defense of such Third-Party-Claim, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party, and such fees and disbursements shall be reimbursed as and when incurred.  In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. Such funds will be drawn from the Escrow Fund to the extent available.

(b)     No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third-Party Claim pursuant to Section 9.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (z) does not contain any equitable order, judgment or term that in any manner adversely affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)     In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”) and shall do so promptly after discovery of the circumstances giving rise to a direct claim.  Such Notice of Claim shall specify in reasonable detail the basis for such Direct Claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 9.4(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 9.4.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 9 or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Section 9, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the

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Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

9.5  Survival Period. The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than 12 months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 2.8 (Title to and Sufficiency of Assets), Section 2.20 (Environmental Matters), Section 2.22 (Related Party Transactions), Section 2.26 (Finder’s Fee), Section 3.1 (Corporate Existence and Power) and Section 3.2 (Authorization; Binding Nature of Agreement) shall survive the Closing for a period of five (5) years, and the period during which a claim for indemnification may be asserted in connection therewith shall continue for a period of five (5) years following the Closing Date, and (b) each of the representations and warranties contained in Section 2.16 (Tax Matters),  Section 2.17 (Employee Benefit Plans) and Section 2.18 (Employee Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.6  Investigations.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Section 9 shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

9.7	Limitation of Liability.

(a)   A Purchaser Indemnified Party shall not be entitled to indemnification under Section 9.1(a) of this Agreement (other than for breaches of the Fundamental Warranties) for any Purchaser Losses, whether resulting from a Third-Party Claim or a Direct Claim, if the individual amount of the Purchaser Loss resulting from such Third-Party Claim or Direct Claim, as the case may be, is less than twenty five thousand dollars ($25,000).

(b)   A Purchaser Indemnified Party shall not be entitled to indemnification under Section 9.1(a) under this Agreement (other than for breaches of the Fundamental Warranties), 9.1(c) and 9.1(f) for any Purchaser Losses unless and until the Purchaser Losses subject to indemnification under Section 9.1 exceed in the aggregate seven hundred eighty thousand dollars ($780,000) (the "Threshold Amount"), and thereafter the Purchaser Indemnified Parties will be entitled to indemnification for all Purchaser Losses including those comprising the Threshold Amount.

(c)     The aggregate Losses to which the Purchaser Indemnified Parties shall be entitled under Section 9.1(a) shall not exceed seven million eight hundred thousand dollars ($7,800,000); provided, however, that such limitation shall not apply to claims based upon fraud or intentional misrepresentation, or claims based upon a breach of the representations and warranties contained in Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 2.16 (Tax) or Section 2.23 (Legal Proceedings) (collectively, the "Fundamental Warranties").

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(d)     No Indemnified Party will be entitled to recover Losses from an Indemnifying Party unless such Losses (i) were such as would naturally and ordinarily result from the breach, (ii) they were reasonably foreseeable and within the contemplation of the parties hereto at the time they entered into this Agreement, and (iii) they can be proved with reasonable certainty.

(e)     EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS AND CLAIMS FOR BREACHES OF ANY REPRESENTATION OR WARRANTY CONTAINED IN SECTIONS 2.1, 2.3, 2.5, 2.15 (U.S. OPERATIONS ONLY) OR 2.23, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY FOR ANY LOST OR PROSPECTIVE PROFITS AND IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

9.8   Tax Treatment.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

9.9   No Circular Recovery.  After the Closing, neither Seller nor any Affiliate of Seller nor any officer, director or employee that served in a dual capacity with the Seller or any Company Party, shall make any claim for indemnification against Purchaser or the Company by reason of the fact that such Person was a controlling person, director, officer, employee, agent or other representative of any Company Party or Seller, with respect to any claim brought by a Purchaser Indemnified Party against Seller or Parent pursuant to this Agreement.

9.10  Exclusion of Other Remedies.  From and after the Closing Date, the indemnification or reimbursement obligations of the parties set forth in this Section 9 and in Section 4.7 shall constitute the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or any certificate, agreement, document or other instrument executed in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby and thereby.  The provisions of this Section 9.10 will not, however, prevent or limit a cause of action (a) on account of fraud or intentional misrepresentation, (b) to enforce any decision or determination of the Accounting Referee, or (c) under Section 10.14 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof or to obtain such other equitable relief as is claimed by such party.

SECTION 10

Miscellaneous Provisions

10.1    Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.  From and after the Closing Date, Purchaser agrees to provide the Seller and its Representatives, with continued access to the books and records, financial, IT and other systems and post-Closing management team of the Company for the purposes of preparing financial statements for the interim quarter and annual results of operations ending as of the Closing Date as required for the Parent to satisfy its reporting obligations under applicable Law, responding to auditor test work and inquiries, assisting with disclosures, including “Management, Discussion and Analysis” sections of required period filings with the

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SEC and participating in the documentation and testing of internal controls; provided, however, that (a) such access shall be provided only during normal business hours at the office or place of business of the Company, subject to receipt by the Company of reasonable prior written notice from Seller; provided, further, however, that such access is required to be provided only to the extent it does not unreasonably interfere with the normal operations of the Company, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Company's business and operations and the records sought, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Seller or any of its Representatives if such access or disclosure would be reasonably likely to be in violation of applicable Law or the provisions of any Contract to which the Company is a party.  Seller and its Representatives shall pay all reasonable costs and expenses actually (but only to the extent such costs and expenses are extraordinary) incurred in connection with such access and no employee of the Company or any Company Party shall be obligated to provide any further assistance or time other than to provide access to the information requested; to the extent resources or personnel of the Company are needed by the Seller or its Representatives in connection with such access, Purchaser and Seller shall mutually agree in advance on an amount to be paid by Seller to Purchaser for such utilization of resources or personnel, which shall be reasonable in light of the scope of resources and personnel required and the expenses actually incurred (and only to the extent such costs and expenses are extraordinary).

10.2    Fees and Expenses.  Except to the extent otherwise set forth in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

10.3   Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

10.4   Entire Agreement.  This Agreement together with the Related Agreements constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

10.5   Execution of Agreement; Counterparts; Electronic Signatures.

(a)   This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)   The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties

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and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.6   Governing Law; Jurisdiction and Venue.

(a)   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws that would cause the application of laws of another state or jurisdiction).

(b)    Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County.  Each party to this Agreement:

(i)     expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County (and each appellate court located in the State of Delaware), in connection with any legal proceeding;

(ii)     agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.10 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)     agrees that each state and federal court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County, shall be deemed to be a convenient forum; and

(iv)     agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, including the Delaware Court of Chancery in and for New Castle County, any claim by either the Company or the Purchaser that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.7     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.8     Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, that (a) Purchaser may assign its rights hereunder to an Affiliate so long as Purchaser remains liable hereunder, and Purchaser may collaterally assign its rights hereunder to any lender providing financing for all or any portion of the transaction, and (b) any party may assign its rights hereunder to a purchaser of all or substantially all of its assets or any successor by merger.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

10.9     Parties in Interest.  Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

47

10.10     Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

The Company (prior to the Closing), the Seller and the Parent:

North American Breaker Co., Inc.

2870 N. Ontario Street

Burbank, California 91504

Attention:  Laura Contreras

Fax no.:  (310) 872-5487

Seller and Parent after the Closing:

Signature Group Holdings, Inc.

15301 Ventura Boulevard, Suite 400

Sherman Oaks, CA 91403

Attention:  W. Christopher Manderson, Esq.

Facsimile No.:  (805) 823-1737

with a mandatory copy to (which copy shall not constitute notice):

Crowell & Moring LLP

275 Battery Street, 23rd Floor

San Francisco, CA 94111

Attention:  Murray A. Indick

Facsimile No.:  (415) 986-2827

Purchaser and Canadian Purchaser:

NABCO Holding Company, LLC

c/o PNC Riverarch Capital

620 Liberty Avenue, 22nd Floor

Pittsburgh, PA  15222

Attention:  Michael Rost and Andrew Wiechkoske

Fax no.:  (412) 705-3669

with a mandatory copy to (which copy shall not constitute notice):

Cohen & Grigsby, PC

625 Liberty Avenue

Pittsburgh, PA 15222-3152

Attention:  Mark Stabile

Fax no.:  (412) 209-1968

48

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after the date of deposit with the delivery service.

10.11Construction; Usage.

(a)   Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)   the singular number includes the plural number and vice versa;

(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)   reference to any gender includes each other gender;

(iv)     reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof

(v)   reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)     “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)     “including” means including without limiting the generality of any description preceding such term; and

(viii)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)   Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)    Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

10.12    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any

49

provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13   Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14    Enforcement of Agreement.  The parties agree that if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine.  Accordingly, in addition to any other right or remedy to which a non-breaching party may be entitled at law or equity, such non-breaching party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without showing any measure of actual damages, posting any bond or other undertaking.

10.15    Schedules and Exhibits.  The Schedules and Exhibits (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*       *       *

50

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

NABCO HOLDING COMPANY, LLC

By:	/s/ Michael Rost
Name:	Michael Rost
Title:	Manager

CANADIAN PURCHASER:

NORTH AMERICAN BREAKER CO., INC.

By:	/s/ Michael Rost
Name:	Michael Rost
Title:	Director

PARENT:

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Chris Manderson
Name:	Chris Manderson
Title:	Executive Vice President, General Counsel & Secretary

COMPANY:

NORTH AMERICAN BREAKER CO., LLC

By:	/s/ Kyle Ross
Name:	Kyle Ross
Title:	President

SELLER:

SGGH, LLC

By:	/s/ Jeff Crusinberry
Name:	Jeff Crusinberry
Title:	President and Treasurer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings ascribed to them below:

Term	Definition	Section
“Accounting Referee”

A nationally recognized accounting firm or a financial advisory firm mutually selected by Purchaser and Seller to resolve any potential disputes relating to the Final Allocation Statement or the Working Capital Schedule, or, if Purchaser and Seller cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties).

1.4(d)
“Acquisition Transaction”

Any transaction or series of transactions involving:

(a)  any merger, consolidation, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b)   any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c)   any liquidation or dissolution of the Company.

Exhibit A
“Affiliate”	With respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.	Exhibit A
“Agreement”	Shall have the meaning set forth in the Preamble hereto	Preamble
“Agreement Date”	Shall have the meaning set forth in the Preamble hereto	Preamble
“Anti-Corruption Laws”	Shall have the meaning set forth in Section 2.29.	2.29
“Applicable Benefit Laws”	All Laws, including those of a jurisdiction outside the United States, applicable to any Company Benefit Plan or ERISA Affiliate Plan.	Exhibit A
“Asset Sale”	Shall have the meaning set forth in Section 4.3(j).	4.3(j)
“Balance Sheet”	Shall have the meaning set forth in Section 2.6(a)(i)	2.6(a)(i)
“Board of Directors”	The board of directors of the Company prior to the Closing.	Exhibit A

A - 1

Term	Definition	Section
“Business Day”	Any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.	Exhibit A
“Canadian Assets”	All rights, title and interest of the Company in and to all of its tangible and intangible assets used by the Company exclusively in the operation of its business in Canada.	Exhibit A
“Canadian Purchaser”	Shall have the meaning set forth in the Preamble hereto	Exhibit A
“Canadian Sale”	Shall have the meaning set forth in Section 1.1(a).	1.1(a)
“Cash”	All cash and cash equivalents held by a Company Party net of any checks written by a Company Party but not yet cashed by the recipient thereof.
“CASL”	Shall have the meaning set forth in Section 2.31.	2.31
“CERCLA”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“Check-The-Box Election”	Shall have the meaning set forth in Section 4.3(i).	4.3(i)
“Claim”

Any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Exhibit A
“Closing”	The consummation of the purchase and sale of the Interests, as set forth in Section 7 of this Agreement.	Exhibit A
“Closing Cash”	The Cash held by the Company as of the close of business on the Closing Date	Exhibit A
“Closing Cash Deficit/Surplus”	The amount by which the Closing Cash amount is less, or greater, than the Estimated Closing Cash Adjustment, as the case may be.	Exhibit A
“Closing Date”	The date on which the Closing occurs.	Exhibit A
“Closing Net Working Capital”	The Working Capital of the Company as of the close of business on the Closing Date, as reflected on the Working Capital Schedule.	Exhibit A

A - 2

Term	Definition	Section
“Code”	The United States Internal Revenue Code of 1986, as amended.	Exhibit A
“Company”	Shall have the meaning set forth in the Preamble hereto	Preamble
“Company Benefit Plan”

Each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes or has an obligation to make, contributions at any time, or with respect to which any Company Party has any liability or obligation.

Exhibit A
“Company Contract”

Any Contract, including any amendment or supplement thereto:  (a) to which any Company Party is a party; (b) by which any Company Party or any assets of any Company Party is or may become bound or under which any Company Party has, or may become subject to, any obligation; or (c) under which any Company Party any right or interest.

Exhibit A
“Company Debt”	Shall have the meaning set forth in Section 1.2(a)	1.2(a)
“Company Expenses”	Shall have the meaning set forth in Section 1.2(b)	1.2(b)
“Company Financial Statements”	Shall have the meaning set forth in Section 2.6(a)	2.6(a)
“Company Intellectual Property”	All Intellectual Property owned by, licensed to or used by any Company Party.	Exhibit A
“Company Material Adverse Effect”

Any state of facts, change, event, effect, occurrence or circumstance that has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company Parties, or (b) the ability of the Company or Seller to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date.

Exhibit A
“Company Party”	The Company, NABCO Mexico and any other Subsidiary of the Company or NABCO Mexico	Exhibit A
“Company Proprietary Software”	All Software owned by each Company Party.	Exhibit A
“Company Registered Intellectual Property”	All of the Registered Intellectual Property owned by, filed in the name of, or licensed to each Company Party.	Exhibit A
“Company Rights”	Shall have the meaning set forth in Section 2.5(b)	2.5(b)

A - 3

Term	Definition	Section
“Competition Laws”

All applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the purchase and sale of the Interests and the other transactions contemplated by this Agreement, including without limitation, the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

		Exhibit A
“Confidential Information”

Any data or information concerning or related to the business, operations or prospects of any of the Company Parties (including trade secrets), without regard to form, including without limitation (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or Seller of any covenant or obligation set forth in this Agreement.

		Exhibit A
“Conflict Materials”	Shall have the meaning set forth in Section 2.28.	2.28

A - 4

Term	Definition	Section
“Constituent Documents”

The legal document(s) by which any Person establishes its legal existence or which govern its internal affairs, as well as all records evidencing ownership and governance of such Person.  For example, the "Constituent Documents" of a corporation are its certificate of incorporation and bylaws, along with its stock ledger, stock transfer ledger, and all minutes and resolutions of its Board of Directors and stockholders.  By way of further example, the "Constituent Documents" of the Company are the following documents:

(a) the Certificate of Formation and Operating Agreement, including all amendments thereto, of the Company;

(b) the Interests records of the Company; and

(c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the sole member of the Company, the board of directors of the Company and all committees of the board of directors of the Company (if any).

Exhibit A
“Contract”

Any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

Exhibit A
“Credit Memos”	Any credits or credit memos issued by a Company Party to a customer or recorded by a Company Party with respect to a customer that are more than 90 days old.	Exhibit A
“Customer”

A customer of a Company Party that paid to such Company Party more than $150,000 in the aggregate during the twelve (12)-month period ended December 31, 2014 or a customer that is expected to pay a Company Party more than $150,000 in the aggregate during the twelve (12)-month period ended December 31, 2014.

Exhibit A
“Customs and International Trade Laws”	Shall have the meaning set forth in Section 2.30(e).	2.30(e)
“Data Laws”	Shall have the meaning set forth in Section 2.31.	2.31
“Direct Claim”	Shall have the meaning set forth in Section 9.4(c).	9.4(c)

A - 5

Term	Definition	Section
“Disclosure Schedule”	The disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Seller and the Company on the Agreement Date.	Exhibit A
“Disregarded Entity”	Shall have the meaning set forth in Section 4.3(i).	4.3(i)
“EAR”	Shall have the meaning set forth in Section 2.30(e).	2.30(e)
“ECCN”	Shall have the meaning set forth in Section 2.30(b).	2.30(b)
“Employee”	An employee of any Company Party.	Exhibit A
“Employee Benefit Plan”

With respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors or contingent workers of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including each (a) deferred compensation, bonus, incentive compensation, defined benefit, defined contribution, pension, retirement, stock, stock bonus, or profit-sharing plan, (b) severance plan, policy, or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, disability, business travel accident, long-term care, life insurance, accidental death, death or survivor benefits, fringe benefits or legal benefits, (c) cafeteria plan including any flexible spending account arrangement or dependent care assistance program, and (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA.

Exhibit A

A - 6

Term	Definition	Section
“Encumbrance”

Any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

Exhibit A
“Entity”

Any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Exhibit A
“Environmental Law”

Any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Exhibit A
“EPA”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“ERISA”	The United States Employee Retirement Income Security Act of 1974.	Exhibit A
“ERISA Affiliate”	Any Person that together with a Company Party would be deemed a “single employer” within the meaning of Section 414 of the Code.	Exhibit A
“ERISA Affiliate Plan”

Each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

Exhibit A
“Escrow Agent”	Shall have the meaning set forth in Section 1.2(c).	1.2(c)

A - 7

Term	Definition	Section
“Escrow Agreement”	Shall have the meaning set forth in Section 1.2(c).	1.2(c)
“Escrow Fund”	Shall have the meaning set forth in Section 1.2(c).	1.2(c)
“Estimated Closing Cash Adjustment”	Shall have the meaning set forth in Section 1.4(a).	1.4(a)
“Estimated Closing Cash Schedule”	A statement setting forth an estimate of the Closing Cash as of the Closing Date.	Exhibit A
“Estimated Net Working Capital”

The current assets of the Company less the current liabilities, cash, cash equivalents and debt of the Company as reflected on the Estimated Working Capital Schedule delivered to Purchaser pursuant to Section 1.4(a).

Exhibit A
“Estimated Working Capital Schedule”	A statement setting forth the Working Capital of the Company as of December 31, 2014 based upon the Unaudited Interim Balance Sheet.	Exhibit A
“Excess Canada Taxes”	Shall have the meaning set forth in Section 4.3(j).	4.3(j)
“Excess Taxes”	Shall have the meaning set forth in Section 4.3(j).	4.3(j)
“Exchange Act”	The Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.	Exhibit A
“Excluded Contracts”	Shall have the meaning set forth in Section 4.7.	4.7
“FCPA”	Shall have the meaning set forth in Section 2.29.	2.29
“Final Asset Allocation”	Shall have the meaning set forth in Section 1.3(b).	1.3(b)
“Final Working Capital Schedule”	The Working Capital Schedule, delivered by the Purchaser pursuant to Section 1.4(b), and as adjusted and finalized, if applicable, in accordance with the provisions of Section 1.4.	Exhibit A
“FMLA”	The United States Family and Medical Leave Act.	Exhibit A
“Fundamental Warranties”	Shall have the meaning set forth in Section 9.7(c).	9.7(c)
“GAAP”	United States generally accepted accounting principles as in effect from time to time.	Exhibit A
“Good Standing Certificates”	Shall have the meaning set forth in Section 5.5(f).	5.5(f)
“Government Bid”	Any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.	Exhibit A

A - 8

Term	Definition	Section
“Government Contract”

Any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Exhibit A
“Governmental Authorization”

Any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

Exhibit A
“Governmental Body”

Any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Exhibit A
“HMO”	Shall have the meaning set forth in Section 2.17(h).	2.17(h)
“HSR Act”	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.	Exhibit A
“Hypothetical 338(h)(10) Sale”	Shall have the meaning set forth in Section 4.3(j).	4.3(j)
“Immigration Act”	Shall have the meaning set forth in Section 2.18(d).	2.18(d)
“Indemnified Party”	A Purchaser Indemnified Party or a Seller Indemnified Party.	Exhibit A
“Indemnifying Party”	A party obligated to provide indemnification to another party under this Agreement.	9.4(a)

A - 9

Term	Definition	Section
“Intellectual Property”

Any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

Exhibit A
“Interests”	Shall have the meaning set forth in the Recitals hereof.	Recitals
“IRS”	The Internal Revenue Service of the United States.	Exhibit A
“ITAR”	Shall have the meaning set forth in Section 2.30(e).	2.30(e)
“Knowledge”

An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)such individual is actually aware of such fact or other matter; or

(b)such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if Eric Quinn or Laura Contreras  has Knowledge of such fact or other matter.

Exhibit A

A - 10

Term	Definition	Section
“Labor Laws”

All Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

Exhibit A
“Law”

Any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including the SEC.

Exhibit A
“Leased Real Property”	The parcels of real property of which a Company Party is the lessee or sublessee (together with all fixtures and improvements thereon).	Exhibit A
“Leases”	Shall have the meaning set forth in Section 2.11(b).	2.11(b)
“Legal Proceeding”

Any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Exhibit A

A - 11

Term	Definition	Section
“Liability”

Any liability or obligation of a Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such liability or obligation is immediately due and payable, and including all costs and expenses related thereto.

Exhibit A
“Losses”

Any and all claims, Liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a Third Party Claim.

Exhibit A
“Materials of Environmental Concern”

Any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other similar substances that are regulated by any Environmental Law or that are otherwise a danger to human health or to the natural or built environment.

Exhibit A
“NABCO Mexico”	Shall have the meaning set forth in Section 2.5(a).	2.5(a)
“NABCO Mexico Interests”	Shall have the meaning set forth in Section 2.5(a).	2.5(a)
“NLRB”	The United States National Labor Relations Board.	Exhibit A
“Notice of Claim”	Shall have the meaning given in Section 9.4(c).	9.4(c)
“Order”	Any decree, permanent injunction, order or similar action.	Exhibit A
“Other NABCO Mexico Interests”	Shall have the meaning given in Section 5.5(i).	5.5(i)
“Parent”	Shall have the meaning set forth in the Preamble hereto	Preamble

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Term	Definition	Section
“Permitted Encumbrance”

Any (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code); (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and (c) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

Exhibit A
“Person”	Any individual, Entity, Governmental Body or other organization.	Exhibit A
“Pre-Closing Tax Period”	Shall have the meaning set forth in Section 4.3(a).	4.3(a)
“Proposed Asset Allocation”	Shall have the meaning set forth in Section 1.3(b).	1.3(b)
“Purchase Price”	Shall have the meaning set forth in Section 1.3(a).	1.3(a)
“Purchaser”	Shall have the meaning set forth in the Preamble hereof.	Preamble
“Purchaser Constituent Documents”	The [Certificate of Incorporation and the Bylaws], including all amendments thereto, of the Purchaser.	Exhibit A
“Purchaser Indemnified Parties”

The Purchaser, Canadian Purchaser and its Affiliates (including the Company Parties), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

Exhibit A
“Purchaser Losses”	Shall have the meaning set forth in Section 9.1.	9.1
“Purchaser Related Agreement”	Any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.	Exhibit A
“Real Property”	The Leased Real Property.	Exhibit A
“Receivables”	The Company’s accounts receivable, notes receivable and other receivables as of the close of business on the Closing Date.	Exhibit A

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Term	Definition	Section
“Registered Intellectual Property”

All Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Exhibit A
“Related Agreements”	The Purchaser Related Agreements and the Seller Related Agreements.	Exhibit A
“Related Party”

(i)  each individual who is an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Exhibit A
“Release”

Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

Exhibit A
“Representatives”	With respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.	Exhibit A
“Restricted Period”	Shall have the meaning set forth in Section 4.8(a).	4.8(a)
“Sanctioned Country”	Shall have the meaning set forth in Section 2.30(c).	2.30(c)
“Sanctioned Person”	Shall have the meaning set forth in Section 2.30(c).	2.30(c)
“Sanctioned Program”	Shall have the meaning set forth in Section 2.30(c).	2.30(c)
“SEC”	The United States Securities and Exchange Commission.	Exhibit A
“Securities”	Shall have the meaning set forth in Section 2.5(a).	2.5(a)
“Securities Act”	The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.	Exhibit A
“Seller”	Shall have the meaning set forth in the Preamble.	Preamble
“Seller Indemnified Parties”	Seller, Parent and their respective successors and permitted assigns.	Exhibit A

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Term	Definition	Section
“Seller Losses”	Shall have the meaning set forth in Section 9.2.	9.2
“Seller Related Agreement”	Any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or Seller in connection with the transactions contemplated hereby.	Exhibit A
“Short-Period Straddle Return”	Shall have the meaning set forth in Section 4.3(d).	4.3(d)
“Site”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“Software”

Any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

Exhibit A
“Straddle Tax Period Tax Returns”	Shall have the meaning set forth in Section 4.3(d).	4.3(d)
“Subsidiary”

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

Exhibit A
“Supplier”

Any supplier of goods or services to which the Company paid more than $50,000 in the aggregate during the twelve (12)-month period ended December 31, 2014 or expects to pay more than $50,000 in the aggregate during the twelve (12)-month period ended December 31, 2014.

Exhibit A
“Target Net Working Capital”	Shall have the meaning set forth in Part 1.4(a) of the Disclosure Schedule	Part 1.4(a) of the Disclosure Schedule

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Term	Definition	Section
“Tax”

Any tax (including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Exhibit A
“Tax Matter”	Shall have the meaning set forth in Section 4.3(e).	4.3(e)
“Tax Return”

Any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

Exhibit A
“Termination Date”	The date prior to the Closing on which this Agreement is terminated in accordance with Section 8.	Exhibit A
“Third-Party Claim”	Shall have the meaning set forth in Section 9.4(a).	9.4(a)
“Threshold Amount”	Shall have the meaning set forth in Section 9.7(b).	9.7(b)
“Treasury Regulations”	The temporary and final income Tax regulations promulgated under the Code.	Exhibit A
“Unaudited Interim Balance Sheet”	Shall have the meaning set forth in Section 2.6(a)(ii).	2.6(a)(ii)
“WARN”	The United States Worker Adjustment and Retraining Notification Act and similar state Laws.	Exhibit A

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Term	Definition	Section
“Working Capital”

Current assets of the Company Parties (other than Closing Cash and other than current assets relating to any Tax liabilities of the Seller or the Parent pursuant to Section 4.7 or Credit Memos) minus current liabilities of the Company Parties other than current liabilities consisting of Company Debt, Company Expenses or Tax liabilities of the Seller or the Parent pursuant to Section 4.7.  By way of example, a sample calculation of Working Capital of the Company Parties as of November 31, 2014 is set forth on Schedule 1.4 attached hereto.

Exhibit A
“Working Capital Deficit/Surplus”	The amount by which the Closing Net Working Capital is less, or greater, than the Estimated Net Working Capital, as the case may be.	Exhibit A
“Working Capital Schedule”	A statement of the Working Capital as of the close of business on the Closing Date.	Exhibit A

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